CONFORMED COPY

                              ARM FINANCIAL GROUP, INC.



                                     $75,000,000



                                   Credit Agreement

                                    June 24, 1997




                               The Lenders Party Hereto





                                Chase Securities Inc.
                                     as Arranger

                               The Chase Manhattan Bank
                               as Administrative Agent
                                        CHASE

                                  TABLE OF CONTENTS


                                                                          Page
                                                                          ----

                                      ARTICLE I

                                     Definitions
                                     -----------

SECTION 1.01.  Defined Terms . . . . . . . . . . . . . . . . . . . . . . .    1
SECTION 1.02.  Terms Generally . . . . . . . . . . . . . . . . . . . . . .   12


                                      ARTICLE II

                                     The Credits
                                     -----------

SECTION 2.01.  Commitments . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.02.  Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.03.  Notice of Borrowings. . . . . . . . . . . . . . . . . . . .   13
SECTION 2.04.  Evidence of Debt; Repayment of Loans. . . . . . . . . . . .   13
SECTION 2.05.  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
SECTION 2.06.  Interest on Loans . . . . . . . . . . . . . . . . . . . . .   14
SECTION 2.07.  Default Interest. . . . . . . . . . . . . . . . . . . . . .   14
SECTION 2.08.  Alternate Rate of Interest. . . . . . . . . . . . . . . . .   14
SECTION 2.09.  Termination and Reduction of Commitments. . . . . . . . . .   14
SECTION 2.10.  Conversion and Continuation of Borrowings . . . . . . . . .   14
SECTION 2.11.  Prepayment. . . . . . . . . . . . . . . . . . . . . . . . .   15
SECTION 2.12.  Reserve Requirements; Change in Circumstances . . . . . . .   15
SECTION 2.13.  Change in Legality. . . . . . . . . . . . . . . . . . . . .   16
SECTION 2.14.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 2.15.  Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . .   17
SECTION 2.16.  Sharing of Setoffs. . . . . . . . . . . . . . . . . . . . .   17
SECTION 2.17.  Payments. . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 2.18.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 2.19.  Termination or Assignment of Commitments
                 Under Certain Circumstances . . . . . . . . . . . . . . .   19
SECTION 2.20.  Notice of Costs . . . . . . . . . . . . . . . . . . . . . .   19


                                     ARTICLE III

                            Representations and Warranties
                            ------------------------------

SECTION 3.01.  Organization; Powers. . . . . . . . . . . . . . . . . . . .   20
SECTION 3.02.  Authorization . . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 3.03.  Enforceability. . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 3.04.  Governmental Approvals. . . . . . . . . . . . . . . . . . .   20
SECTION 3.05.  Financial Statements. . . . . . . . . . . . . . . . . . . .   20
SECTION 3.06.  No Material Adverse Change. . . . . . . . . . . . . . . . .   20
SECTION 3.07.  Title to Properties; Possession Under Leases. . . . . . . .   21
SECTION 3.08.  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 3.09.  Litigation; Compliance with Laws. . . . . . . . . . . . . .   21
SECTION 3.10.  Agreements. . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 3.11.  Federal Reserve Regulations . . . . . . . . . . . . . . . .   21
SECTION 3.12.  Investment Company Act; Public Utility Holding Company Act.   21
SECTION 3.13.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 3.14.  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 3.15.  True and Complete Disclosure. . . . . . . . . . . . . . . .   22
SECTION 3.16.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . .   22
SECTION 3.17.  Environmental and Safety Matters. . . . . . . . . . . . . .   22
SECTION 3.18.  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . .   22
SECTION 3.19.  Absence of Certain Restrictions . . . . . . . . . . . . . .   22
SECTION 3.20.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 3.21.  Reinsurance Agreements. . . . . . . . . . . . . . . . . . .   23

                                                                               2
SECTION 3.22.  Reserves. . . . . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 3.23.  Capitalization. . . . . . . . . . . . . . . . . . . . . . .   23
SECTION 3.24.  Collateral Documents. . . . . . . . . . . . . . . . . . . .   23


                                      ARTICLE IV

                                Conditions of Lending
                                ---------------------

SECTION 4.01.  All Borrowings. . . . . . . . . . . . . . . . . . . . . . .   24
SECTION 4.02.  First Borrowing . . . . . . . . . . . . . . . . . . . . . .   24


ARTICLE V

                                Affirmative Covenants
                                ---------------------

SECTION 5.01.  Existence; Businesses and Properties. . . . . . . . . . . .   26
SECTION 5.02.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .   26
SECTION 5.03.  Obligations and Taxes . . . . . . . . . . . . . . . . . . .   26
SECTION 5.04.  Financial Statements, Reports, etc. . . . . . . . . . . . .   26
SECTION 5.05.  Litigation and Other Notices. . . . . . . . . . . . . . . .   27
SECTION 5.06.  Employee Benefits . . . . . . . . . . . . . . . . . . . . .   28
SECTION 5.07.  Maintaining Records; Access to Properties and Inspections .   28
SECTION 5.08.  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 5.09.  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 5.10.  Additional Security . . . . . . . . . . . . . . . . . . . .   28
SECTION 5.11.  Further Assurances. . . . . . . . . . . . . . . . . . . . .   28



                                      ARTICLE VI

                                  Negative Covenants
                                  ------------------

SECTION 6.01.  Indebtedness. . . . . . . . . . . . . . . . . . . . . . . .   29
SECTION 6.02.  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
SECTION 6.03.  Sale and Lease-Back Transactions. . . . . . . . . . . . . .   30
SECTION 6.04.  Investments, Loans and Advances . . . . . . . . . . . . . .   30
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions .   30
SECTION 6.06.  Dividends and Distributions . . . . . . . . . . . . . . . .   31
SECTION 6.07.  Transactions with Affiliates. . . . . . . . . . . . . . . .   31
SECTION 6.08.  Business of the Borrower and the Subsidiaries . . . . . . .   32
SECTION 6.09.  Debt Payments . . . . . . . . . . . . . . . . . . . . . . .   32
SECTION 6.10.  Amendments and Assignments. . . . . . . . . . . . . . . . .   32
SECTION 6.11.  Total Funded Indebtedness to Total Capital Ratio. . . . . .   32
SECTION 6.12.  Interest Coverage Ratio . . . . . . . . . . . . . . . . . .   32
SECTION 6.13.  Adjusted Statutory Surplus. . . . . . . . . . . . . . . . .   32
SECTION 6.14.  Risk-Based Capital Ratio. . . . . . . . . . . . . . . . . .   32
SECTION 6.15.  Investment Ratios . . . . . . . . . . . . . . . . . . . . .   32
SECTION 6.16.  Surplus Relief Ratio. . . . . . . . . . . . . . . . . . . .   32


                                     ARTICLE VII

               EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .   33


                                     ARTICLE VIII

               THE ADMINISTRATIVE AGENT. . . . . . . . . . . . . . . . . .   34

                                      ARTICLE IX

                                    Miscellaneous
                                    -------------
SECTION 9.01.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   36
SECTION 9.02.  Survival of Agreement . . . . . . . . . . . . . . . . . . .   36
SECTION 9.03.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . .   36
SECTION 9.04.  Successor and Assigns . . . . . . . . . . . . . . . . . . .   36
SECTION 9.05.  Expenses; Indemnity . . . . . . . . . . . . . . . . . . . .   38
SECTION 9.06.  Right of Setoff . . . . . . . . . . . . . . . . . . . . . .   38
SECTION 9.07.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . .   38
SECTION 9.08.  Waivers; Amendment. . . . . . . . . . . . . . . . . . . . .   38
SECTION 9.09.  Interest Rate Limitation. . . . . . . . . . . . . . . . . .   39
SECTION 9.10.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .   39
SECTION 9.11.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .   39
SECTION 9.12.  Severability. . . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 9.13.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 9.14.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . .   39
SECTION 9.15.  Jurisdiction; Consent to Service of Process . . . . . . . .   39



SCHEDULES:
----------

Schedule 1.01      --   Individual Investors
Schedule 2.01      --   Commitments
Schedule 3.06      --   Disclosed Matters
Schedule 3.07      --   Title to Properties; Possession under Leases
Schedule 3.08      --   Subsidiaries
Schedule 3.09(a)   --   Litigation
Schedule 3.09(b)   --   Compliance with Laws
Schedule 3.10      --   Agreements
Schedule 3.20      --   Labor Matters
Schedule 6.01      --   Existing Indebtedness
Schedule 6.02      --   Existing Liens


EXHIBITS:
---------

Exhibit A          --   Form of Guarantee Agreement
Exhibit B          --   Form of Assignment and Acceptance
Exhibit C          --   Form of Assignment Agreement
Exhibit D          --   Form of Pledge Agreement
Exhibit E          --   Form of Administrative Questionnaire
Exhibit F-1        --   Form of Opinion of Borrower's Counsel
Exhibit F-2        --   Form of Opinion of Borrower's General Counsel
Exhibit G          --   Summary of Reinsurance Agreements
Exhibit H          --   Form of Subordination Provisions
Exhibit I          --   Amended and Restated Stock Option Plan

              CREDIT AGREEMENT dated as of June 24, 1997, among ARM FINANCIAL GROUP, INC., a Delaware corporation (the "BORROWER"), the financial institutions listed on Schedule 2.01 (the "LENDERS") and THE CHASE MANHATTAN BANK, a New York banking corporation (individually and as holder of the collateral subject to the Security Documents (as hereinafter defined), "CHASE") as administrative agent for the Lenders (Chase, in such capacity, the "ADMINISTRATIVE AGENT").


    The Borrower has requested the Lenders to extend credit in order to enable the Borrower, on the terms and subject to the conditions of this Agreement, to borrow on a revolving basis, at any time and from time to time prior to the Maturity Date (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned thereto in Article I), an aggregate principal amount at any time outstanding not in excess of $75,000,000. The proceeds of the Loans are to be used (a) to repay all amounts outstanding under the Credit Agreement dated as of November 15, 1993, as amended (the "EXISTING CREDIT AGREEMENT"), among the Borrower, Integrity Holdings, Inc., a Delaware corporation ("HOLDINGS"), the financial institutions from time to time party thereto and Chase, as Managing Agent, and (b) to provide working capital for the Borrower and for other general corporate purposes.

    The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein.

    Accordingly, the Borrower, the Lenders and the Administrative Agent agree as follows:


ARTICLE I. DEFINITIONS

    SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

    "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

    "ABR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

    "ADJUSTED LIBO RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period (or such 12-month period) and (b) Bank Statutory Reserves. For purposes hereof, the term "LIBO RATE" for any Interest Period shall mean the arithmetic average of the respective rates per annum at which dollar deposits approximately equal in principal amount to the Administrative Agent's portion of such Eurodollar Borrowing for a maturity comparable to such Interest Period, are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or such 12-month period).

    "ADJUSTED STATUTORY SURPLUS" shall mean, at any time, determined at such time for the Insurance Subsidiaries, taken as a whole, the sum of (a) Statutory Surplus of the Insurance Subsidiaries (consolidated in accordance with SAP) at such time and (b) the Asset Valuation Reserve of the Insurance Subsidiaries (consolidated in accordance with SAP) at such time.

    "ADMINISTRATIVE SERVICES AGREEMENTS" shall mean the Administrative Services Agreements referred to in Section 5.13 between the Borrower and each of Integrity, National Integrity, SBM Certificate Company and ARM Financial Services, Inc., and any other agreement, including any investment management agreement, whether in effect on the Closing Date or entered into at any time thereafter, between the Borrower and any Subsidiary or any third party pursuant to which the Borrower provides services to such Subsidiary or third party and receives fees.

    "AFFILIATE" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

    "AGGREGATE NET PROCEEDS" shall mean the aggregate amount of Net Proceeds received by the Borrower and its Subsidiaries since the Closing Date.

    "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively. If for any reason Chase shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of Chase to obtain sufficient quotations in accordance with the terms thereof, the

Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.

    "ANNUAL STATEMENT" shall mean, with respect to any Insurance Subsidiary, the Annual Statement of such Insurance Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

    "APPLICABLE INSURANCE REGULATORY AUTHORITY" shall mean, with respect to any Insurance Subsidiary, (a) the insurance commission or similar Governmental Authority located in (i) the state in which such Insurance Subsidiary is domiciled, (ii) any state in which, by virtue of the amount (in each case, whether in the aggregate or by types) of premiums written or business done by such Insurance Subsidiary in such state or otherwise, such Insurance Subsidiary becomes subject under the laws of such state (including laws governing commercial domiciliation) to requirements that are in addition to, or more restrictive on such Insurance Subsidiary than, the general requirements applicable under the laws of such state to insurance companies licensed to do business in such state or (iii) either the State of New York or the State of Ohio (to the extent that such state imposes any requirements on such Insurance Subsidiary) and (b) any Federal insurance Governmental Authority.

    "APPLICABLE LENDING OFFICE" shall mean the office of a Lender or participating bank in which a Loan or commitment or participation is recorded or such other office as may, for United States Federal income tax purposes, be deemed the office to which such Loan or commitment or participation is effectively connected.

    "APPLICABLE MARGIN" shall mean, for any day, with respect to the Loans comprising any Eurodollar Borrowing or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the chart below under the caption "LIBOR Margin" or "Commitment Fee", as the case may be, based upon the Preferred Stock Rating. The Preferred Stock Rating shall mean the actual or implied rating by Moody's Investors Service, Inc. and Standard & Poor's Rating Group, respectively, of the Preferred Stock. In the event that Moody's and S&P do not rate the Preferred Stock on the same level, the rating used to determine the applicable margin shall be (a) in the event one service rates the Preferred Stock two or more levels higher than the equivalent level used by the other service, the lower rating plus one level and (b) in all other cases, the higher level.

    ------------------------------------------------------
    Preferred Stock Rating   LIBOR Margin   Commitment Fee
    ------------------------------------------------------
    > A- or A3               0.325%         0.1000%
    -
    ------------------------------------------------------
    BBB+ or Baa1             0.375%         0.1250%
    ------------------------------------------------------
    BBB or Baa 2             0.400%         0.1375%
    ------------------------------------------------------
    BBB- or Baa3             0.450%         0.1500%
    ------------------------------------------------------
    BB+ or Ba1               0.625%         0.1875%
    ------------------------------------------------------
    < BB or Ba2              0.875%         0.2500%
    -
    ------------------------------------------------------

    Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the ratings system of Moody's or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate equity obligations, the Borrower and the Lenders shall negotiate in good faith to agree upon a substitute rating agency and to amend the references to specific ratings in this definition to reflect the ratings used by such substitute rating agency and, pending such agreement, the Applicable Margin shall be determined on the basis of the ratings provided by the other rating agency, or in the event both such rating agencies cease to rate the Preferred Stock, the Applicable Margin shall be the highest of the applicable rates per annum set forth in the chart above until such time as a substitute rating agency is agreed upon by the Borrower and the Required Lenders.

    "ASSESSMENT RATE" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by Chase as the then-current net annual assessment rate that will be employed in determining amounts payable by Chase to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in dollars at the domestic offices of Chase.

    "ASSET VALUATION RESERVE" shall mean, with respect to any Insurance Subsidiary at any time, the aggregate amount of the asset valuation reserve of such Insurance Subsidiary, computed in accordance with SAP and as set forth in the Annual Statement or the Quarterly Statement of such Insurance Subsidiary most recently delivered prior to such time to the Administrative Agent and the Lenders pursuant to Section 5.04(c) or Section 5.04(d), as the case may be.

    "ASSIGNMENT AGREEMENT" shall mean the Assignment Agreement dated the Closing Date, among the Borrower, Holdings and the Administrative Agent, and consented to by Integrity and National Integrity, substantially in the form of Exhibit C, as such agreement may be amended, supplemented or otherwise modified and in effect from time to time.

    "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

    "AUTHORIZED CONTROL LEVEL RISK-BASED CAPITAL" shall mean, with respect to the Insurance Subsidiaries at any time, the Authorized Control Level Risk-Based Capital as defined by the NAIC at such time and as computed in accordance with SAP.

    "BANK STATUTORY RESERVES" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent is subject with respect to (a) the Base CD Rate (as such term is used in the definition of the term "Alternate Base Rate"), for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months, and (b) the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Bank Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

    "BASE CD RATE" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Bank Statutory Reserves and (b) the Assessment Rate.

    "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

    "BOOK VALUE" shall mean with respect to any asset sold, transferred, leased or otherwise disposed of (a) by the Borrower or any Subsidiary other than an Insurance Subsidiary, the "value" (as defined in Section 2(41)(B) of the Investment Company Act) of such asset of the Borrower or such Subsidiary and (b) by an Insurance Subsidiary, the book value of such asset (determined in accordance with SAP; PROVIDED, HOWEVER, that with respect to any block of business sold by an Insurance Subsidiary, the term "Book Value" shall mean the Insurance Liabilities associated with such block of business).

    "BORROWING" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

    "BUSINESS DAY" shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; PROVIDED, HOWEVER, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

    "CAPITAL EXPENDITURES" shall mean, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for the Borrower and the Subsidiaries during such period; PROVIDED, HOWEVER, that Capital Expenditures shall exclude (a) deferred acquisition costs,
(b) value of insurance in force acquired and (c) goodwill.

    "CAPITAL LEASE OBLIGATIONS" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

    "CASH CONTRIBUTIONS" shall mean cash payments to be made by the Borrower to Holdings and by Holdings to one or both of the Insurance Subsidiaries to provide additional Statutory Surplus to such Insurance Subsidiaries.

    "CASH EQUIVALENTS" shall mean:

         (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case that either (i) mature within 365 days from the date of acquisition thereof or (ii) as to obligations with a total purchase price not in excess of $15,000,000 in the aggregate at any time outstanding, the coupons of which reset within 365 days and the purchase prices of which do not exceed 102% of their respective par values;

         (b) direct obligations of any State of the United States maturing within 365 days from the date of acquisition thereof by the Borrower or its Subsidiaries and having, at such date of acquisition, the highest credit rating obtainable from S&P and from Moody's;

         (c) investments in commercial paper or corporate debt maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least "A-1" or "AAA" (or the then equivalent rating) from S&P or a credit rating of at least "Prime-1" or "Aaa" (or the then equivalent rating) from Moody's;

         (d) investments in certificates of deposit, bankers' acceptances and time deposits (including Eurodollar time deposits) maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has Tier 1 Capital of not less than $250,000,000;

         (e) investments pursuant to repurchase agreements with any Lender; and

         (f) other short-term investment instruments approved in writing by the Required Lenders and (i) offered by financial institutions that have a combined capital and surplus and undivided profits of not less than $250,000,000 and (ii) having, at the time of acquisition, the highest credit rating obtainable from a nationally recognized rating agency.

    "CERTIFICATE OF DESIGNATION" shall mean the Certificate of Designations relating to the Preferred Stock, as filed with the Secretary of State of the State of Delaware on November 23, 1993.

    A "CHANGE IN CONTROL" shall be deemed to have occurred if at any time
(a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934), other than the MS Investors, Morgan Stanley Group Inc., Morgan Stanley, Dean Witter, Discover & Co. or any of their affiliates, shall, in the aggregate (i) own, directly or indirectly, common stock representing 25% or more of the common equity capitalization of the Borrower at such time or
(ii) have the right to exercise voting control of at least a majority of the aggregate ordinary voting power of the capital stock of the Borrower outstanding at such time or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at such time be occupied by persons who were neither nominated by the management of the Borrower nor appointed by directors so nominated.

    "CHASE" shall have the meaning assigned to such term in the introduction or shall mean any successor to The Chase Manhattan Bank pursuant to Article VIII.

    "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $.01 per share, of the Borrower.

    "CLASS B COMMON STOCK" shall mean the Class B Common Stock, par value $.01 per share, of the Borrower.


    "CLOSING DATE" shall mean the first date on which the conditions set forth in Section 4.02 shall have been satisfied or waived.

    "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

    "COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

    "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 2.05(a).

    "COMMITMENT FEE PERCENTAGE" shall mean at any time the Commitment Fee percentage in effect at such time pursuant to the definition of the term "Applicable Margin".

    "COMMON STOCK OFFERING" shall mean the underwritten public offering of at least 5,750,000 shares of Class A Common Stock (assuming no exercise of the Overallotment Option) contemplated by the Prospectus.

    "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative thereto.

    "DEFAULT" shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

    "DESIGNATED INTERCOMPANY LOAN" shall mean any loan, advance or extension of credit of any of the Subsidiaries to the Borrower.

    "DOLLARS" or "$" shall mean lawful money of the United States of America.

    "DUFF & PHELPS" shall mean Duff & Phelps Credit Rating Co.

    "EBIT" on any Interest Coverage Measurement Date shall consist of the aggregate of Net Income for the Prior Applicable Period for such Interest Coverage Measurement Date, but shall exclude the effects of (a) realized investment gains and losses, (b) Interest Expense and (c) federal income taxes, all with respect to the Borrower and its subsidiaries on a consolidated basis.

    "ELIGIBLE ASSIGNEE" shall mean (a) a commercial bank having total assets in excess of $2,000,000,000, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof and having a net worth of at least $300,000,000 computed in accordance with GAAP or (c) a finance company, insurance company or other financial institution or fund that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of $300,000,000.

    "EMPLOYMENT AGREEMENTS" shall mean (a) the Employment Agreement dated July 1, 1996, between the Borrower and Martin H. Ruby and (b) the Employment Agreement dated July 1, 1996, between the Borrower and John Franco.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

    "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

    "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar
Loans.

    "EURODOLLAR LOAN" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of
Article II.

    "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Article VII.

    "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Chase from three Federal funds brokers of recognized standing selected by it.

    "FEES" shall mean the Administrative Agent's Fees and the Commitment Fees.

    "FINANCIAL SERVICES BUSINESS" shall mean money management, asset-liability management advisory services, insurance product development, the issuance of face amount certificates and other types of annuity products and "investment company" (as defined in Section 3.12) distribution services and related financial services businesses and activities reasonably incidental thereto.

    "GAAP" shall mean United States generally accepted accounting principles, applied on a basis consistent with those that, in accordance with the last sentence of Section 1.02, are to be used (except as expressly indicated) in making the calculations for purposes of determining compliance with this Agreement.

    "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

    "GUARANTEE" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

    "GUARANTEE AGREEMENT" shall mean the Guarantee Agreement, substantially in the form of Exhibit A, between Holdings and the Administrative Agent.

    "INCOME TAXES" of the Borrower shall mean, in respect of any Interest Coverage Measurement Date, (a) the aggregate amount of all Federal, state and local income taxes (i) paid by the Borrower during the Prior Applicable Period for such Interest Coverage Measurement Date, including such taxes of Subsidiaries to the extent paid by the Borrower if the Borrower was liable therefor, or (ii) due on such Interest Coverage Measurement Date and payable by the Borrower within 12 months after such Interest Coverage Measurement Date MINUS (b) any Federal, state and local income taxes due on the fourth preceding Interest Coverage Measurement Date and payable by the Borrower within 12 months after the fourth preceding Interest Coverage Measurement Date.

    "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of Rate Protection Agreements (it being understood that the amount of Indebtedness of such Person under any Rate Protection Agreement as of any date shall be deemed to equal the termination value payable by such Person if such Rate Protection Agreement was terminated on such date) and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances; PROVIDED, HOWEVER, that the term "Indebtedness" shall exclude (x) any insurance product, insurance policy claim payable or any other insurance-related obligation or trade payable incurred by the Borrower or any of the Subsidiaries in the ordinary course of the Insurance Business, (y) any Rate Protection Agreement entered into by any Insurance Subsidiary in the ordinary course of its Insurance Business and (z) any face amount certificates issued by, or Rate Protection Agreements entered into by, SBM Certificate Company in the ordinary course of the Financial Services Business. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

    "INDIVIDUAL INVESTORS" shall mean the members of the Borrower's management listed on Schedule 1.01 and certain other employees of the Borrower.

    "INSURANCE BUSINESS" shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance, asset-liability management and activities reasonably incidental thereto.

    "INSURANCE LIABILITIES" shall mean, at any time, the aggregate amount of all liabilities of the Borrower that would be classified as "Insurance Liabilities" on a consolidated balance sheet of the Borrower, computed and consolidated in accordance with the method used in the Pro Forma Consolidated Balance Sheet.

    "INSURANCE REGULATORY INFORMATION SYSTEM" shall mean the Insurance Regulatory Information System promulgated by the NAIC, or any successor system promulgated by the NAIC.

    "INSURANCE SUBSIDIARIES" shall mean Integrity, National Integrity and any other Subsidiary, whether now owned or hereafter acquired, that is regulated, in accordance with applicable state law or any Federal law, as an insurer by any Applicable Insurance Regulatory Authority.

    "INTEGRITY" shall mean Integrity Life Insurance Company, an Ohio stock life insurance company.

    "INTERCOMPANY LOAN" shall mean (a) any Designated Intercompany Loan,
(b) any loan, advance or extension of credit of the Borrower to any of the Subsidiaries, (c) any loan, advance or extension of credit of any of the Subsidiaries to any other of the Subsidiaries and (d) any combination of the foregoing; PROVIDED, HOWEVER, that the term "Intercompany Loan" shall not include any direct or indirect loan or advance to or from Holdings.

    "INTEREST COVERAGE MEASUREMENT DATE" shall mean the last day of any fiscal quarter of the Borrower.

    "INTEREST COVERAGE RATIO" shall mean, with respect to the Borrower on any Interest Coverage Measurement Date, the ratio of (a) EBIT on such date to
(b) Interest Expense for the Prior Applicable Period ending on such date.

    "INTEREST EXPENSE" of the Borrower for any period shall mean the cash interest expense of the Borrower for such period, as shown on the unconsolidated statement of earnings and cash flow of the Borrower, and shall exclude (a) non-cash interest-related expense, (b) Commitment Fees and (c) other debt-related expenses, in each case for such period.

    "INTEREST PAYMENT DATE" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration, been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

    "INTEREST PERIOD" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with
Section 2.10 or repaid or prepaid in accordance with Section 2.11; PROVIDED, HOWEVER, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

    "INVESTED ASSETS" of any Person shall mean (a) in the case of any Insurance Subsidiary, the assets reflected on lines 10A and 16 of the Assets Statement in the Annual Statement or Quarterly Statement of the Insurance Subsidiary most recently delivered to the Administrative Agent and the Lenders pursuant to
Section 5.04 or, if such statement shall be modified, the equivalent statement on any applicable successor form or (b) in the case of any other Person, assets of such Person of the type described in clause (a) above.

    "INVESTMENT-GRADE SECURITY" shall mean any of the following: (a) any Cash Equivalent, (b) any Invested Asset that is rated NAIC 1 or NAIC 2 by the NAIC,
(c) any commercial or agricultural mortgage investment asset that is guaranteed by any Person the long-term debt of which is rated not lower than NAIC 2 and
(d) any Substituted Mortgage.

    "INVESTOR GROUP" shall mean the MS Investors, ARM, the Individual Investors and the holders of the Preferred Stock.

    "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

    "LOAN" shall have the meaning given such term in Section 2.01.

    "LOAN DOCUMENTS" shall mean this Agreement, the Guarantee Agreement and the Security Documents.

    "MANAGEMENT FEES" shall mean, for any period, the fees earned by the Borrower in such period pursuant to the Administrative Services Agreements; PROVIDED, HOWEVER, that fees earned by ARM Capital Advisors, Inc. shall not be included in determining such management fees earned by the Borrower.

    "MARGIN STOCK" shall have the meaning given such term under Regulation U.

    "MATERIAL ADVERSE EFFECT" shall mean (a) a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights or remedies available to the Lenders under any Loan Document.

    "MATERIAL SUBSIDIARY" shall mean on any date, (a) any Subsidiary with consolidated revenues during the fiscal year of the Borrower most recently ended greater than 2-1/2% of the total revenues of the Borrower and the Subsidiaries during such year, computed and consolidated in accordance with GAAP, (b) any Subsidiary with consolidated assets as of the last day of the fiscal quarter immediately prior to such date greater than 2-1/2% of the total assets of the Borrower and the Subsidiaries on such date, computed and consolidated in accordance with GAAP, and (c) any Subsidiary with consolidated net income during the fiscal year of the Borrower most recently ended greater than 2-1/2% of the net income of the Borrower and the Subsidiaries, computed and consolidated in accordance with GAAP.

    "MATURITY DATE" shall mean the fifth anniversary of the date of this agreement.

    "MOODY'S" shall mean Moody's Investors Service, Inc.

    "MS Investors" shall mean The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P., each a Delaware limited partnership.

    "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

    "NAIC" shall mean the National Association of Insurance Commissioners or any association or Governmental Authority succeeding to any or all of the functions of the National Association of Insurance Commissioners.

    "NAIC 1" shall mean (a) the rating NAIC 1 of the NAIC and (b) the rating assigned to any asset that requires a Risk-Based Capital Factor of not more than the Risk-Based Capital Factor required for Invested Assets rated NAIC 1. If the ratings system of the NAIC shall change or if the NAIC shall cease to assign quality ratings to Invested Assets, then, in furtherance of the last sentence of
Section 1.02, the Borrower and the Lenders will negotiate in good faith to substitute for the references to NAIC 1 in this Agreement references to equivalent ratings reflecting such changed rating system or the non-availability of ratings from the NAIC.

    "NAIC 2" shall mean the rating NAIC 2 of the NAIC. If the ratings system of the NAIC shall change or if the NAIC shall cease to assign quality ratings to Invested Assets, then, in furtherance of the last sentence of Section 1.02, the Borrower and the Lenders will negotiate in good faith to substitute for the references to NAIC 2 in this Agreement references to equivalent ratings reflecting such changed rating system or the non-availability of ratings from the NAIC.

    "NATIONAL INTEGRITY" shall mean National Integrity Life Insurance Company, a New York stock life insurance company.

    "NATIONAL MUTUAL CORPORATION" shall mean National Mutual Corporation (No.
2) Pty. Ltd., a proprietary limited company incorporated under the laws of Victoria, Commonwealth of Australia.

    "NET INCOME" shall mean, for any period, the aggregate net income (or net deficit) of the Borrower and its subsidiaries determined on a consolidated basis for such period, which consists of (a) income earned on investments less interest credited on customer deposits (net investment spread), (b) fee income from managing deposits, (c) income from surrender charges, (d) commissions (net of deferrals), (e) realized investment gains and (f) any other item treated as income under GAAP, less (i) operating expenses, (ii) amortization expenses,
(iii) interest expense on debt, (iv) non-recurring charges, (v) realized investment losses, (vi) federal income taxes and (vii) any other items that are treated as expense under GAAP, all calculated in accordance with GAAP, PROVIDED, HOWEVER, that the term "Net Income" shall exclude, for all purposes,
(A) extraordinary gains or losses (as defined by GAAP) from the sale of assets other than in the ordinary course of business, (B) one-time charges taken in connection with the Transactions, (C) any write-up in the value of any asset and
(D) stock-based compensation expense.

    "NET PROCEEDS" shall mean with respect to any event (a) the cash proceeds received in respect of such event, including (i) in the case of a casualty, insurance proceeds and (ii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower, Holdings and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by the Borrower, Holdings and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and
(iii) the amount of all taxes that (A) are paid (or reasonably estimated to be payable) by the Borrower, Holdings and the Subsidiaries during the year in which such event occurred or the next succeeding year and (B) are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

    "1997 EQUITY CONTRIBUTION" shall mean the receipt by the Borrower on June 24, 1997, of not less than $50,000,000 in cash as consideration for the Borrower's issuance and sale of shares of its Class A Common Stock.

    "NON-INVESTMENT GRADE INVESTMENTS" shall mean (a) investments in real estate and commercial mortgages (other than mortgages that are indemnified by a corporation the long-term debt of which is rated the equivalent of NAIC 1 or NAIC 2), (b) equity investments (other than any such investments in subsidiaries of the Borrower or any Insurance Subsidiary) and (c) investments in bonds that are not rated NAIC 1 or NAIC 2 by the NAIC.

    "NON-SUBSIDIARY INVESTMENTS" shall mean, with respect to the Borrower, SBM Certificate Company, ARM Capital Advisors, Inc. and ARM Securities Corp., the Invested Assets of the Borrower, SBM Certificate Company, ARM Capital Advisors, Inc. and ARM Securities Corp. (determined, in each case, on an unconsolidated basis in accordance with GAAP) other than their respective Subsidiary Investments.

    "OBLIGATIONS" shall mean (a) the due and punctual payment of (i) the principal of and interest on each Loan, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, and (ii) all other monetary obligations of the Borrower under the Loan Documents and (b) the performance of all other obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents.

    "OTHER TAXES" shall have the meaning given such term in Section 2.18.

    "OVERALLOTMENT OPTION" shall mean the option granted by the Borrower to the underwriters in the Underwriting Agreement pursuant to which the underwriters may elect to purchase at least 862,500 additional shares of Class A Common Stock to cover overallotments.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

    "PERMITTED SWAP" shall mean any Rate Protection Agreement of the type described in clause (a) of the definition of the term "Rate Protection Agreement" that hedges Interest Expense on the Loans between the Borrower and a Lender or an Affiliate of a Lender.

    "PERSON" shall mean any natural Person, corporation, business trust, joint venture, trust, association, company, partnership or government, or any agency or political subdivision thereof.

    "PLAN" shall mean any pension plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for employees of the Borrower or any ERISA Affiliate.

    "PLEDGE AGREEMENT" shall mean the Pledge Agreement dated the Closing Date, among the Borrower, Holdings and the Administrative Agent, substantially in the form of Exhibit D, as such agreement may be amended, supplemented or otherwise modified and in effect from time to time.

    "PLEDGED SECURITIES" shall have the meaning given such term in the Pledge Agreement.

    "PREFERRED STOCK" shall mean the 9 1/2% Cumulative Perpetual Preferred Stock, $25.00 stated value per share, of the Borrower.

    "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective on the date on which the Administrative Agent publicly announces such change as being effective.

    "PRINCIPAL" amount of any obligation at any time shall mean (a) the then-outstanding principal amount of such obligation, (b) the then-outstanding principal component of such obligation (if such obligation is a Capital Lease Obligation) or (c) the sum of the issue price plus the original issue discount accrued but unpaid attributable to such obligation (in the case of a discount obligation).

    "PRIOR APPLICABLE PERIOD" for any Interest Coverage Measurement Date shall mean the period of four consecutive fiscal quarters of the Borrower ending on such Interest Coverage Measurement Date.

    "PRO FORMA CONSOLIDATED BALANCE SHEET" shall mean the pro forma consolidated balance sheet of the Borrower and the consolidated Subsidiaries as of March 31, 1997.

    "PROSPECTUS" shall mean the form of prospectus included in the Registration Statement at the time it was declared effective by the Securities and Exchange Commission.

    "QUARTERLY STATEMENT" shall mean, with respect to any Insurance Subsidiary, the Quarterly Statement of such Insurance Subsidiary required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law, including any exhibits, schedules, certificates or actuarial opinions filed or delivered therewith.

    "RATE PROTECTION AGREEMENT" shall mean (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate collar agreement, interest rate hedge agreement, basis swap agreement, forward rate agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates (including any option to enter into any of the foregoing and any master agreement for any of the foregoing); (b) any foreign exchange contract, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option or other similar agreement or arrangement designed to protect any Person against fluctuations in currency values (including any option to enter into any of the foregoing and any master agreement for any of the foregoing); or (c) to the extent not covered by clauses
(a) and (b) above, any derivative instrument, agreement or product used or entered into by any Person in the ordinary course of the Insurance Business.

    "REGISTER" shall have the meaning given such term in Section 9.04(d).

    "REGISTRATION STATEMENT" shall mean the Borrower's Registration Statement on Form S-1 (Registration No. 333-14693) filed on March 27, 1997, with the Securities and Exchange Commission, relating to the Common Stock Offering, as amended to the date hereof.

    "REGULATION G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

    "REINSURANCE AGREEMENTS" shall mean all agreements, contracts, treaties, certificates and other arrangements whereby an insurance company agrees to transfer or cede to another insurer all or part of the liability assumed by such insurance company under a policy or policies of insurance reinsured by such insurance company.

    "REPORTABLE EVENT" shall mean any reportable event as defined in
Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the
Code).

    "REQUIRED LENDERS" shall mean, at any time, Lenders holding Loans representing a majority of the aggregate principal amount of the Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing a majority of the aggregate Commitments.

    "RESERVE LIABILITIES" shall have the meaning given such term in
Section 3.22.

    "RESPONSIBLE OFFICER" of any Person shall mean any executive officer, chief financial officer, principal accounting officer, Treasurer or Controller of such Person.

    "RISK-BASED CAPITAL" shall mean, with respect to the Insurance Subsidiaries at any time, the Risk-Based Capital (as defined by the NAIC at such time and as computed in accordance with SAP) of the Insurance Subsidiaries (consolidated in accordance with SAP) at such time.

    "RISK-BASED CAPITAL FACTOR" shall mean, with respect to any component of the statutory statement of an Insurance Subsidiary, the risk factor attributed (in accordance with the NAIC and SAP) to such component for purposes of calculating the Risk-Based Capital of such Insurance Subsidiary.

    "S&P" shall mean Standard & Poor's Ratings Group, a division of the McGraw Hill Companies, Inc.

    "SAP" shall mean, with respect to any Insurance Subsidiary, the accounting procedures prescribed or permitted by the Applicable Insurance Regulatory Authority applied on a basis consistent with those that are indicated in
Section 1.02.

    "SBM CERTIFICATE COMPANY" shall mean SBM Certificate Company, a Minnesota corporation.

    "SECURITY DOCUMENTS" shall mean the Pledge Agreement and the Assignment Agreement.

    "SEPARATE ACCOUNT ASSETS" shall mean, with respect to any Insurance Subsidiary at any time, the assets reflected on line 23 of the Assets Statement in the Annual Statement or Quarterly Statement most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04 or, if such statement shall be modified, the equivalent item on any applicable successor form.

    "SHAREHOLDERS' EQUITY" shall mean, with respect to the Borrower at any time, the total shareholders' equity of the Borrower at such time, computed in accordance with GAAP.

    "SPA GUARANTY AGREEMENT" shall mean the Guaranty Agreement dated not later than the Closing Date among the Borrower, Integrity and National Integrity.

    "STATEMENT OF ACTUARIAL OPINION" shall mean, with respect to any Insurance Subsidiary, the Statement of Actuarial Opinion required to be filed with the Applicable Insurance Regulatory Authority in accordance with state law or, if such Applicable Insurance Regulatory Authority shall no longer require such a statement, information equivalent to that required to be included in the Statement of Actuarial Opinion that was filed immediately prior to the time such statement was no longer required.

    "STATUTORY INCOME" shall mean, for any period with respect to any Insurance Subsidiary, the statutory net gain from operations of such Insurance Subsidiary, computed in accordance with SAP and as set forth on line 31 of the Summary of Operations in the Annual Statement or the Quarterly Statement of such Insurance Subsidiary most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04 or, if such statement shall be modified, the equivalent item on any applicable successor form.

    "STATUTORY NET INCOME" shall mean, for any period with respect to any Insurance Subsidiary, the statutory net income of such Insurance Subsidiary, computed in accordance with SAP and as set forth on line 33 of the Summary of Operations in the Annual Statement or the Quarterly Statement of such Insurance Subsidiary most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04, or, if such statement shall be modified, the equivalent item on any applicable successor form.

    "STATUTORY SURPLUS" or "SURPLUS" shall mean, with respect to any Insurance Subsidiary at any time, the amount set forth on line 37 of the Liabilities, Surplus and Other Funds Statement in the Annual Statement or the Quarterly Statement of such Insurance Subsidiary most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.04 or, if such statement shall be modified, the equivalent item on any applicable successor form.

    "STOCK OPTION PLAN" shall mean the Amended and Restated Stock Option Plan and the 1997 Equity Incentive Plan as set forth in Exhibit I, as such plan may be amended, supplemented or otherwise modified from time to time.

    "STOCKHOLDERS AGREEMENT" shall mean the Amended and Restated Stockholders Agreement dated as of June 24, 1997 as such agreement may be amended, supplemented or otherwise modified and in effect from time to time as permitted by Section 6.11.

    "SUBSIDIARY" shall mean, with respect to any Person (herein referred to as the "PARENT"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or by one or more subsidiaries of the parent.

    "SUBSIDIARY" shall mean any subsidiary of the Borrower, including Holdings.

    "SUBSIDIARY INVESTMENTS" shall mean, at any time, (a) with respect to the Borrower, its aggregate investment in the Subsidiaries, computed on an unconsolidated basis in accordance with GAAP, and the aggregate amount of all Intercompany Loans made by the Borrower at such time, (b) with respect to any Insurance Subsidiary, its aggregate investment in any other Subsidiary, computed on an unconsolidated basis in accordance with SAP, and the aggregate amount of all Designated Intercompany Loans made by such Insurance Subsidiary and all Intercompany Loans made by such Insurance Subsidiary to any other Subsidiary and
(c) with respect to any Subsidiary (other than an Insurance Subsidiary), its aggregate investments in any other Subsidiary (whether or not an Insurance Subsidiary), computed on an unconsolidated basis in accordance with GAAP, and the aggregate amount of all Designated Intercompany Loans made by such Subsidiary and all Intercompany Loans made by such Subsidiary, in each case to any other Subsidiary (whether or not an Insurance Subsidiary).

    "SUBSTITUTED MORTGAGE" shall mean any commercial or agricultural mortgage investment asset that is substituted prior to the Closing Date into the general accounts of Integrity or National Integrity for any other such asset of Integrity or National Integrity.

    "SURPLUS RELIEF RATIO" shall mean, with respect to the Insurance Subsidiaries at any time, the Surplus Relief Ratio of the Insurance Subsidiaries at such time, as defined by the NAIC and as computed and consolidated in accordance with the Insurance Regulatory Information System.

    "TAXES" shall have the meaning given such term in Section 2.18(a).

    "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chase from three New York City negotiable certificate of deposit dealers of recognized standing selected by them.

    "TIER 1 CAPITAL" shall mean, (a) with respect to any commercial bank organized under the laws of the United States of America, "Tier 1 Capital" as defined in the applicable regulations of the Treasury Department's Office of the Comptroller of the Currency and (b) with respect to any commercial bank organized under the laws of any State of the United States of America, "Tier 1 Capital" as defined in the applicable regulations of the Board, in each case as in effect from time to time.

    "TOTAL ASSETS" shall mean the total assets of the Borrower and its subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding all Separate Account Assets.

    "TOTAL ADJUSTED CAPITAL" shall mean, with respect to the Insurance Subsidiaries at any time, the Total Adjusted Capital (as defined by the NAIC at such time and as computed in accordance with SAP) of the Insurance Subsidiaries (taken together) at such time.

    "TOTAL ADMITTED ASSETS" shall mean, with respect to the Insurance Subsidiaries at any time, the sum of all assets of the Insurance Subsidiaries that would be permitted at such time by their respective Applicable Insurance Regulatory

Authorities to be classified as admitted assets in accordance with SAP, and in any event shall exclude Subsidiary Investments of the Insurance Subsidiaries.

    "TOTAL CAPITAL" shall mean at any time the sum of Total Funded Indebtedness of the Borrower at such time and Shareholders' Equity at such time, determined in accordance with GAAP excluding the effect of Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 115: Accounting for Certain Investments in Debt and Equity Securities (May, 1993).

    "TOTAL FUNDED INDEBTEDNESS" shall mean, at any time, the principal amount of all Indebtedness of the type referred to in clauses (a), (b), (c) and (h) of the definition of the term "Indebtedness" of the Borrower and the Subsidiaries at such time, but in any event shall exclude (a) the amount of the unused Commitments at such time and (b) the aggregate amount of undrawn letters of credit of the Borrower and the Subsidiaries at such time, computed and consolidated in accordance with GAAP. The term "Total Funded Indebtedness" shall include all such Indebtedness of any partnership in which the Borrower or a Subsidiary is a general partner.

    "TRANSACTIONS" shall mean (a) the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party and the borrowings by the Borrower under this Agreement and (b) the Common Stock Offering.

    "TRANSFEREE" shall have the meaning given such term in Section 2.18(a).

    "TYPE", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "RATE" shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

    "UNDERWRITING AGREEMENT" shall mean the Underwriting Agreement dated as of June 18, 1997, among the Borrower, Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation and Oppenheimer & Co., Inc., as such agreement may be amended or otherwise modified from time to time.

    "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

    SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, to the extent such terms apply to an Insurance Subsidiary, SAP, in each case as in effect from time to time; PROVIDED, HOWEVER, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP or SAP (and the NAIC and the Insurance Regulatory Information System), as applicable, as in effect on the Closing Date, in each case applied on a basis consistent with the application used in preparing the Borrower's and the Insurance Subsidiaries' audited financial statements referred to in
Section 3.05, or the Insurance Subsidiaries' financial statements filed with their respective Applicable Insurance Regulatory Authorities, as the case may be, unless the Borrower shall have objected to determining compliance on such basis and the Borrower and the Required Lenders shall have agreed to determine compliance in accordance with GAAP or SAP (and the NAIC and the Insurance Regulatory Information System), as applicable, in effect on such date of objection (or on another basis).


ARTICLE II. THE CREDITS

    SECTION 2.01. COMMITMENTS. Upon the terms and subject to the conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make loans (each a "LOAN") to the Borrower, at any time and from time to time on or after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed its Commitment at such time.

    Within the limits set forth in clause (b) of the preceding sentence, the Borrower may borrow, pay or prepay and reborrow Loans on or after the Closing Date and prior to the Maturity Date, upon the terms and subject to the conditions and limitations set forth herein.

    SECTION 2.02. LOANS. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; PROVIDED, HOWEVER, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or an aggregate principal amount equal to the remaining balance of the Commitments).

     b) Each Borrowing shall be comprised entirely of ABR Loans or entirely of Eurodollar Loans, as the Borrower may request pursuant to Section 2.03; PROVIDED, HOWEVER, that each Borrowing prior to the date that is 30 days after the Closing Date shall be comprised of ABR Loans unless the Administrative Agent shall otherwise agree in writing. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED, HOWEVER, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; PROVIDED, HOWEVER, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than five separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Eurodollar Loans by the same Lender having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans.

    (c) Subject to paragraph (e) below, each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.15, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 3:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

    (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing comprised of Eurodollar Loans if the Interest Period requested with respect thereto would end after the Maturity Date.

    SECTION 2.03. NOTICE OF BORROWINGS. The Borrower shall give the Administrative Agent written notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify
(i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing;
(ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's portion of the requested Borrowing.

    SECTION 2.04. EVIDENCE OF DEBT; REPAYMENT OF LOANS. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

    (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.

    (c) The entries made in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

    (d) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

    SECTION 2.05. FEES. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December in each year, and on the date on which the Commitment of such Lender shall be terminated as provided herein, a commitment fee (a "COMMITMENT FEE") at a rate per annum equal to the Commitment Fee Percentage from time to time in effect on the average daily unused amount of the Commitment of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Commitment of such Lender shall be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the date on which the Commitment of such Lender shall be terminated as provided herein.

    (b) The Commitment Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution as appropriate among the Lenders. The Administrative Agent's Fees shall be paid on the dates due, in immediately available funds, as set forth in the Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.

    SECTION 2.06. INTEREST ON LOANS. (a) Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate.

    (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

    (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

    SECTION 2.07. DEFAULT INTEREST. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus 2%.

    SECTION 2.08. ALTERNATE RATE OF INTEREST. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or
2.10 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the Administrative Agent has determined that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this
Section 2.08 shall be conclusive absent manifest error.

    SECTION 2.09. TERMINATION AND REDUCTION OF COMMITMENTS. (a) The Commitments shall be automatically terminated at 12:00 (noon), New York City time, on the Maturity Date. Notwithstanding the foregoing, the Commitments shall be automatically terminated at 5:00 p.m., New York City time, on June 30, 1997, if the Closing Date has not occurred by such time.

    (b) Upon at least three Business Days' prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; PROVIDED, HOWEVER, that each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum principal amount of $1,000,000.

    (c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction, the accrued Commitment Fees on the amount of such Commitments so terminated or reduced through the date of such termination or reduction.

    SECTION 2.10. CONVERSION AND CONTINUATION OF BORROWINGS. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing to an ABR Borrowing,
(ii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing, or to continue any Eurodollar Borrowing for an additional Interest Period and (iii) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

         (a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

         (b) accrued interest on the Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

         (c) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;

         (d) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

         (e) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of clause (d) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

         (f) no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Maturity Date; and

         (g) no ABR Borrowing may be converted to a Eurodollar Borrowing on any date prior to the 30th day following the Closing Date without the prior written consent of the Administrative Agent.

    Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

    SECTION 2.11. PREPAYMENT. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent; PROVIDED, HOWEVER, that each partial prepayment pursuant to this paragraph (a) shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

    (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.09, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the aggregate principal amount of the Loans outstanding will not exceed the aggregate Commitments after giving effect to such termination or reduction.

    (c) To the extent that the Borrower shall have redeemed, purchased, retired or otherwise acquired for value shares of its Class A Common Stock in accordance with the terms of the Stock Option Plan and pursuant to Section 6.06(c) for an aggregate purchase price in excess of $5,000,000, then the Borrower shall reduce the Commitments in an aggregate principal amount equal to such excess. To the extent that, following any such reduction of the Commitments, the aggregate Borrowings then outstanding shall exceed the aggregate amount of Commitments then remaining, the Borrower shall prepay the Borrowings in a principal amount equal to such excess.

    (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section
2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

    SECTION 2.12. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender is organized, has its principal office or Applicable Lending Office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement that is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand in accordance with Section 2.12(c) hereof such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

    (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company in accordance with
Section 2.12(c) hereof for any such reduction suffered.

    (c) A certificate of each Lender setting forth in reasonable detail such amount or amounts and the calculations thereof as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or
(b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by the Lender within 10 days after the Borrower's receipt of the same.

    (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

    (e) Each Lender agrees to use reasonable efforts to avoid or minimize the amount of any demand for payment from the Borrower under this Section 2.12 and under Section 2.13, including reasonable efforts to change its lending office or to transfer its affected Loans to an Affiliate of such Lender; PROVIDED, HOWEVER, that no Lender shall be required by this paragraph (e) to effect any change or transfer that is, in the reasonable judgment of such Lender, disadvantageous to such Lender.

    SECTION 2.13. CHANGE IN LEGALITY. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful, in the determination of the Lender, which determination shall be conclusive absent manifest error, for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

         (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

         (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or
(ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

    (b) For purposes of this Section 2.13, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

    SECTION 2.14. INDEMNITY. The Borrower shall indemnify each Lender against any reasonable loss or expense that such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow, refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto or (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of
(a) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, convert or continue to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period for such Loan that would have commenced on the date of such failure) over (b) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 and explaining in reasonable detail the basis for calculating such amount or amounts (provided that no Lender shall be required to match or trace deposits funding any Loan) shall be delivered to the Borrower and shall be conclusive absent manifest error.

    SECTION 2.15. PRO RATA TREATMENT. Except as required under Section 2.13 and
Section 2.19, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each refinancing of any Borrowing with, conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, Chase may, in its discretion, round each Lender's percentage of such Borrowing, computed in accordance with
Section 2.01, to the next higher or lower whole dollar amount.

    SECTION 2.16. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; PROVIDED, HOWEVER, that, if any such purchase or purchases or adjustments shall be made pursuant to this
Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. To the extent permitted by applicable law, the Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

    SECTION 2.17. PAYMENTS. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in dollars to Chase at 270 Park Avenue, New York, New York 10017.

    (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day (unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be made on the next preceding Business Day), and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

    SECTION 2.18. TAXES. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding
(i) income taxes and franchise taxes imposed on the net or gross income or gross receipts (but not including any such tax in the nature of a withholding tax) of the Administrative Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity being called a "TRANSFEREE")), by the jurisdiction under the laws of which the Administrative Agent or any such Lender (or Transferee) is organized or has its Applicable Lending Office or any political subdivision of or within any of the foregoing and (ii) taxes that would not have been imposed if the only connection between the Administrative Agent or any Lender (or Transferee) and the jurisdiction imposing such taxes were activities of the Administrative Agent or such Lender (or Transferee) pursuant to or in respect of this Agreement (including entering into, lending money or extending credit pursuant to, receiving payments under or enforcing this Agreement) and the activities of such party pursuant to or in respect of similar agreements (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "TAXES"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount (an "ADDITIONAL AMOUNT") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Lender (or Transferee) or Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

    (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("OTHER TAXES").

    (c) The Borrower will indemnify each Lender (or Transferee) and Administrative Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor; but in no event shall such indemnification be required to be made prior to five days before the date such Lender (or Transferee) or the Administrative Agent, as the case may be, pays such Taxes or Other Taxes to the relevant taxing authority or other Governmental Authority. Each Lender (or Transferee) or Administrative Agent shall make written demand for such indemnification no later than 180 days after the earlier of (i) the date on which such Lender (or Transferee) or Administrative Agent makes such payment of Taxes or Other Taxes and (ii) the date on which such relevant taxing authority or other Governmental Authority makes written demand upon such Lender (or Transferee) or Administrative Agent for payment of such Taxes or Other Taxes.

    (d) If a Lender (or Transferee) or Administrative Agent shall become aware that it is entitled to receive a refund or credit from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.18, it shall promptly notify the Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund or credit at the Borrower's expense. If any Lender (or Transferee) or Administrative Agent receives a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower pursuant to this
Section 2.18 or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall promptly notify the Borrower of such refund or credit and shall within 30 days from the date of receipt of such refund or benefit of such credit pay over the amount of such refund or benefit of such credit (including any interest paid or credited by the relevant Governmental Authority with respect to such refund or credit) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of such Lender (or Transferee) or Administrative Agent and without interest; PROVIDED, HOWEVER, that the Borrower, upon the request of such Lender (or Transferee) or Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or Administrative Agent in the event such Lender (or Transferee) or Administrative Agent is required to repay such refund or credit to such Governmental Authority.

    (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will furnish to Chase, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof to the extent such receipt is legally available.

    (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.18 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

    (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction outside the United States, any State thereof or the District of Columbia (a "NON-U.S. BANK") shall deliver to the Borrower (i) two copies of either United States Internal Revenue Service Form 1001 or Form 4224 or (ii) in the case of a Non-U.S. Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, with respect to payments of "portfolio interest", a Form W-8 or any subsequent versions thereof or successors thereto and a certificate representing that such Non-U.S. Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), in either case properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or (in the case of a Transferee, an assignment to a New Lending Office (as defined below) or any form delivered pursuant to the second succeeding sentence) reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Bank changes its Applicable Lending Office by designating a different lending office (a "NEW LENDING OFFICE"). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Notwithstanding any other provision of this Section 2.18(g), other than on the date of this Agreement, a Non-U.S. Bank shall not be required to deliver any form pursuant to this Section 2.18(g) that such Non-U.S. Bank is not legally able to deliver. Each Lender (or Transferee) that is organized under the laws of the United States or any state thereof or the District of Columbia shall deliver to the Borrower an original copy of Internal Revenue Service Form W-9 (or applicable successor form) properly completed and duly executed by such Lender (or Transferee).

    (h) The Borrower shall not be required to indemnify any Non-U.S. Bank, or to pay any additional amounts to any Non-U.S. Bank, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) of this Section 2.18 to the extent that: (i) the obligation to withhold amounts with respect to United States Federal withholding tax or make indemnification existed on the date such Non-U.S. Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Bank designated such New Lending Office with respect to a Loan (or, in each case, arose thereafter as a result of a change in the place of incorporation or organization of such Non-U.S. Bank, its principal place of business or the nature of its business operations); PROVIDED, HOWEVER, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and PROVIDED FURTHER, HOWEVER, that this clause (i) shall not apply to the extent the indemnity payment or the additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Lender making the assignment, participation or transfer to such Transferee, or the Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation; or (ii) the obligation to make such indemnification or to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Bank to comply with the provisions of paragraph (g) above.

    (i) Any Lender (or Transferee) or Administrative Agent claiming any indemnity payments or additional amounts payable pursuant to this Section 2.18 shall use reasonable efforts (consistent with legal and regulatory restrictions) to take any action to avoid or minimize any amounts that otherwise may be payable by the Borrower pursuant to this Section 2.18, including filing any certificate or document reasonably requested in writing by the Borrower or changing the jurisdiction of its Applicable Lending Office, if the taking of such action would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith judgment of such Lender (or Transferee) or Administrative Agent, be otherwise disadvantageous to such Lender (or Transferee) or Administrative Agent.

    (j) Nothing contained in this Section 2.18 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

    SECTION 2.19. TERMINATION OR ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13; (b) the Borrower shall be required to make additional payments to any Lender under Section 2.18; (c) any Lender shall have refused (and shall not have retracted such refusal) to make available any Loan on its part to be made available hereunder, other than solely as a result of the failure of any condition set forth in Article IV to be satisfied (such condition not having been effectively waived in accordance with the terms hereof); (d) any Lender shall have notified the Administrative Agent or the Borrower (and shall not have retracted such notification) that it does not intend to comply with any of its obligations hereunder, other than solely as a result of the failure of any condition set forth in Article IV to be satisfied (such condition not having been effectively waived in accordance with the terms hereof); or (e) either (A) a receiver, trustee, conservator or other custodian shall have been appointed with respect to any Lender or its property at the direction or request of any regulatory agency or authority or (B) an order, action, process or proceeding of the type contemplated by paragraph (g) or (h) of Article VII shall be commenced by or against such Lender (or such Lender shall have consented to any such order, action, process or proceeding), the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to another financial institution that shall assume such obligations; PROVIDED, HOWEVER, that (a) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (b) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

    SECTION 2.20. NOTICE OF COSTS. Neither the Administrative Agent nor any Lender shall be entitled to compensation under Section 2.12 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions suffered not more than 180 days after the later of (a) such date and
(b) the date on which such Lender or Administrative Agent shall have become aware of such costs or reductions.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants to each of the Lenders that:

    SECTION 3.01. ORGANIZATION; POWERS. The Borrower and each of the Subsidiaries (a) is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

    SECTION 3.02. AUTHORIZATION. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not
(i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any Subsidiary, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary or (B) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary, other than the Liens created by the Security Documents.

    SECTION 3.03. ENFORCEABILITY. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equity principles (whether enforcement is sought by proceedings in equity or at law).

    SECTION 3.04. GOVERNMENTAL APPROVALS. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in order to consummate the Transactions, except (a) such as have been made or obtained and are in full force and effect, (b) filings and other actions required pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations thereunder, and filings and other actions required pursuant to state securities or blue sky laws, in each case to the extent that such filings and other actions are not required to have been made or taken prior to the date hereof, (c) filings and other actions required pursuant to any law, rule or regulation of any insurance Governmental Authority, to the extent that either (i) such filings and other actions are not required to have been made or taken prior to the Closing Date or
(ii) the failure to make such filings or take such other actions would not result in a Material Adverse Effect and (d) any approvals that may be required by the New York and Arizona insurance Governmental Authorities in connection with the exercise of rights or remedies with respect to any of the Collateral (as defined in the Pledge Agreement) pledged by the Borrower pursuant to the Pledge Agreement.


    SECTION 3.05. FINANCIAL STATEMENTS. The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries (A) as of and for the fiscal years ended December 31, 1995, and December 31, 1996, prepared in accordance with GAAP and audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (B) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 1997, prepared in accordance with GAAP and certified by its chief financial officer and (ii) the Annual Statement of each of the Insurance Subsidiaries for the year ended December 31, 1996, and the Quarterly Statement of each of the Insurance Subsidiaries for the fiscal quarter ended March 31, 1997 in each case prepared in accordance with SAP and filed with such Insurance Subsidiary's Applicable Insurance Regulatory Authority. All the foregoing financial statements that were prepared in accordance with GAAP present fairly the financial condition and results of operations of the Borrower and its Subsidiaries and all of the foregoing statements that were prepared in accordance with SAP present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of the applicable Insurance Subsidiary, as of such dates and for such periods, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments. All the foregoing balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries or such Insurance Subsidiary, as the case may be, as of the dates thereof, as required in accordance with GAAP or SAP, as applicable.

    SECTION 3.06. NO MATERIAL ADVERSE CHANGE. Except for changes disclosed in this Agreement, the Schedules or the statements referred to in Section 3.05 (including the notes thereto), there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 1996.

    SECTION 3.07. TITLE TO PROPERTIES; POSSESSION UNDER LEASES. (a) Except as set forth on Schedule 3.07, each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

    (b) Each of the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases under which it is a lessee.

    SECTION 3.08. SUBSIDIARIES. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and the percentage ownership interest of the Borrower therein. All outstanding shares of the capital stock of each Subsidiary are fully paid and nonassessable and are owned beneficially and of record as set forth in Schedule 3.08, free and clear of all Liens and encumbrances whatsoever, except such as are created pursuant to the Security Documents. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments of any nature relating to any capital stock of any Subsidiary.

    SECTION 3.09. LITIGATION; COMPLIANCE WITH LAWS. (a) Except as set forth on
Schedule 3.09(a), there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

    (b) Except as set forth on Schedule 3.09(b), neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation, nor is the Borrower or any Subsidiary in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, including any Applicable Insurance Regulatory Authority of any Insurance Subsidiary, where such violation or default could reasonably be expected to result in a Material Adverse Effect. None of the Transactions will violate any judgment, writ, injunction or decree of any Governmental Authority, including any Applicable Insurance Regulatory Authority of any Insurance Subsidiary, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

    SECTION 3.10. AGREEMENTS. Except as set forth on Schedule 3.10, neither the Borrower nor any of its Subsidiaries is in default in any manner under (a) any provision of any indenture or other agreement or instrument evidencing Indebtedness or (b) any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where, in the case of clause (a) or (b), such default could reasonably be expected to result in a Material Adverse Effect.

    SECTION 3.11. FEDERAL RESERVE REGULATIONS. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

    (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

    (c) After giving effect to each Borrowing, not more than 25% of the value of the assets of the Borrower, on an unconsolidated basis and on a consolidated basis will be Margin Stock.

    SECTION 3.12. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary (other than SBM Certificate Company) is
(a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    SECTION 3.13. USE OF PROCEEDS. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement; PROVIDED, HOWEVER, that no proceeds of the Loans shall be used in violation of the Investment Company Act of 1940.

    SECTION 3.14. TAX RETURNS. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves.

    SECTION 3.15. TRUE AND COMPLETE DISCLOSURE. On the Closing Date, all factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower to the Administrative Agent or any Lender(including all information contained in the Loan Documents and the Prospectus, as amended by any supplements thereto) for purposes of or in connection with this Agreement is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. On the Closing Date, the projections and pro forma financial information contained in such information are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the Closing Date, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

    SECTION 3.16. EMPLOYEE BENEFIT PLANS. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred in respect of any Plan of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each Plan) did not, as of the last valuation dates applicable thereto, exceed by more than $25,000,000 the value of the assets of all such Plans. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result in an increase in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

    SECTION 3.17. ENVIRONMENTAL AND SAFETY MATTERS. The Borrower and each Subsidiary has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety. Neither the Borrower nor any Subsidiary has received notice of any material failure so to comply. The Borrower's and the Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety, in violation of any law or any regulations promulgated pursuant thereto, which violation would result in a Material Adverse Effect. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of the Borrower or any Subsidiary.

    SECTION 3.18. SOLVENCY. (a) On and as of the Closing Date, the fair salable value of the assets of the Borrower and the Subsidiaries, taken as a whole and on a consolidated basis, exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and the Subsidiaries, taken as a whole and on a consolidated basis, as they become absolute and mature.

    (b) On and as of the Closing Date, the capital of the Borrower and the Subsidiaries, taken as a whole and on a consolidated basis, do not constitute unreasonably small capital for the Borrower and the Subsidiaries, taken as a whole on a consolidated basis, to carry out their respective businesses as now conducted and as proposed to be conducted, including the capital needs of the Borrower and the Subsidiaries, taking into account the particular capital requirements of such business and the projected capital requirements and capital availability thereof.

    (c) The Statutory Surplus of each Insurance Subsidiary is in excess of zero.

    (d) The representations made in this Section 3.18 are made after taking into consideration and giving effect to the Transactions. To the extent that the representations made in paragraphs (a), (b) and (d) of this Section 3.18 relate to any contingent liability, the amount of such contingent liability is computed as the amount that, based on the Borrower's good faith estimates and assumptions (made as of the Closing Date and determined in light of all facts and circumstances known to the Borrower on the Closing Date and, in the case of any contingent liability incurred in the ordinary course of the Insurance Business, in accordance with actuarial assumptions used in the insurance industry), represents the portion of such contingent liability in effect on the Closing Date that can reasonably be expected, on the Closing Date, to become an actual or matured liability. The Borrower is not aware as of the Closing Date of any event, condition or circumstance that would make such estimates and assumptions unreasonable.

    SECTION 3.19. ABSENCE OF CERTAIN RESTRICTIONS. Except as required by law, rule or regulation or by any Governmental Authority, including any Applicable Insurance Regulatory Authority, no indenture, certificate of designation for preferred stock, agreement or instrument to which any Material Subsidiary is a party will, directly or indirectly, prohibit or restrain the payment of dividends by such Subsidiary. As of the Closing Date, no such indenture, certificate, agreement or instrument to which the Borrower or any Material Subsidiary is a party will require the prepayment of any amounts owed by the Borrower or such Subsidiary as a result of the consummation of the Transactions.

    SECTION 3.20. LABOR MATTERS. Except as set forth on Schedule 3.20, there are no strikes or other labor disputes against the Borrower or any of the Subsidiaries pending or, to the Borrower's knowledge, threatened. The hours worked and payments made to employees of the Borrower and each of the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of the Subsidiaries, or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

    SECTION 3.21. REINSURANCE AGREEMENTS. Exhibit G summarizes all the Reinsurance Agreements to which any Insurance Subsidiary is a party on the Closing Date and the Borrower has delivered copies of each such Reinsurance Agreement with respect to which the Administrative Agent requested copies. On the Closing Date, each such Reinsurance Agreement is in full force and effect and none of the Borrower, any Subsidiary or, to the best of the knowledge of the Borrower and the Subsidiaries, any other Person party thereto is in default in respect of any material provision thereof.

    SECTION 3.22. RESERVES. All reserves and other liabilities with respect to insurance policies and annuity contracts reflected in each Annual Statement or Quarterly Statement of each Insurance Subsidiary filed with an Applicable Insurance Regulatory Authority since March 31, 1997, or delivered to any Lender or the Administrative Agent ("RESERVE LIABILITIES") (a) were determined in accordance with generally accepted actuarial standards consistently applied,
(b) were fairly stated in accordance with sound actuarial principles, (c) were based on actuarial assumptions that were in accordance with or more conservative than those appropriate (in the reasonable determination of the applicable Insurance Subsidiary) for the related insurance policies and annuity contracts,
(d) met the requirements of the insurance laws, rules and regulations of their respective states of domicile and met in all material respects the requirements of the insurance laws, rules and regulations of each other jurisdiction in which they are licensed to write life insurance or issue annuities and (e) reflected (on a net basis) the related reinsurance, coinsurance and other similar agreement of such Insurance Subsidiary. Adequate provision for all such Reserve Liabilities has been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities of such Insurance Subsidiary under all insurance policies and annuity contracts under which such Insurance Subsidiary has any liability (including any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement) on the respective dates of the Annual Statements or Quarterly Statements based on commonly accepted actuarial assumptions as to future contingencies that are reasonable and appropriate under the circumstances.

    SECTION 3.23. CAPITALIZATION. (a) As of the Closing Date, the authorized capital stock of the Borrower consists of 150,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock. Of such authorized capital stock, 14,543,619 shares of Class A Common Stock, assuming no exercise of the Overallotment Option, 8,712,352 shares of Class B Common Stock and 2,000,000 shares of Preferred Stock will be issued and outstanding as of the Closing Date.

    (b) The authorized capital stock of Holdings consists of 50,000 shares of common stock, par value $1.00 per share. Of such authorized capital stock, 1,000 shares are issued and outstanding, fully paid and nonassessable and owned beneficially and of record by the Borrower, free and clear of all Liens and encumbrances whatsoever other than the Lien of the Pledge Agreement.

    (c) The authorized capital stock of Integrity consists of 1,500,000 shares of Common Stock, par value $1.33 per share, all of which shares are issued and outstanding, fully paid and nonassessable and owned beneficially and of record by Holdings, free and clear of all Liens and encumbrances whatsoever other than the Lien of the Pledge Agreement.

    (d) The authorized capital stock of National Integrity consists of 200,000 shares of Common Stock, par value $10.00 per share, all of which shares are issued and outstanding, fully paid and nonassessable and owned beneficially and of record by Integrity, free and clear of all Liens and encumbrances whatsoever.

    SECTION 3.24. COLLATERAL DOCUMENTS. (a) The security interests created in favor of Chase for the benefit of the Lenders under the Pledge Agreement constitute valid, first-priority, perfected security interests in all the pledgor's directly held capital stock of the Subsidiaries and such stock is not subject to any Liens of any other Person. No filings or recordings are or will be required in order to perfect the security interests created under the Pledge Agreement in such stock.

    (b) Upon execution and delivery of the Security Documents (other than the Pledge Agreement) and the filing of financing statements in the appropriate jurisdictions, the security interests created in favor of Chase for the benefit of the Lenders under such Security Documents constitute, and at all times thereafter will constitute, valid, perfected security interests in the collateral subject thereto.


ARTICLE IV. CONDITIONS OF LENDING

    The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

    SECTION 4.01. ALL BORROWINGS. On the date of each Borrowing (other than, in the case of paragraphs (b) and (c) below, a Borrowing in a principal amount such that, immediately after the making of such Borrowing and all other simultaneous Borrowings and giving effect to the application of the proceeds thereof, the aggregate principal amount of all Borrowings hereunder shall not exceed the aggregate amount of all Borrowings hereunder immediately prior thereto):

         (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

         (b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         (c) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing to which the conditions specified in paragraphs (b) and (c) of this Section 4.01 apply shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in such paragraphs.

    SECTION 4.02. FIRST BORROWING. On the date of the first Borrowing hereunder:

         (a) The Administrative Agent shall have received (i) a favorable written opinion of Shearman & Sterling, counsel for the Borrower, to the effect set forth in Exhibit F-1 hereto and (ii) a favorable written opinion of Robert H. Scott, Esq., General Counsel of the Borrower, to the effect set forth in Exhibit F-2 hereto, in each case dated the Closing Date and addressed to the Lenders and the Administrative Agent, and the Borrower hereby instruct such counsel to deliver such opinions to the Administrative Agent.

         (b) All legal matters incident to this Agreement and the Borrowings hereunder shall be satisfactory to the Administrative Agent, the Lenders and to Cravath, Swaine & Moore, counsel for the Administrative Agent.

         (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party, the Borrowings hereunder and the other Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request.

         (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
    (b) and (c) of Section 4.01.

         (e) The Pledged Securities shall have been delivered to Chase, as representative for the Lenders under the Security Documents, all requisite Uniform Commercial Code Financing Statements shall have been filed and each of the Security Documents shall have been duly executed and delivered by each pledgor or grantor thereunder and shall be in full force and effect. Upon consummation of the actions set forth in the immediately preceding sentence, each Security Document shall create in favor of Chase as holder of the collateral for the Lenders under the Security Documents a perfected first priority security interest in the collateral subject thereto, subject to no Liens other than Liens permitted by Section 6.02.

         (f) The Lenders shall be reasonably satisfied as to (i) the amount and nature of the environmental and employee health and safety exposures to which the Borrower and the Subsidiaries could reasonably be expected to be subject and (ii) the plans of the Borrower with respect to the reduction of such exposure.

         (g) The aggregate amount of the Statutory Reserves of the Insurance Subsidiaries (defined and determined, in the case of each Insurance Subsidiary, in accordance with SAP), after giving effect to the Cash Contributions, shall not be less than $1,700,000,000 in the aggregate.

         (h) The Lenders shall be reasonably satisfied in all material respects with the management of the Borrower and the arrangements for the retention of such management, including the form and scope of the Employment Agreements.

         (i) All fees previously agreed upon to be paid to the Lenders shall have been paid.

         (j) The Lenders shall have been satisfied in all material respects with the provisions of the Preferred Stock as set forth in the Certificate of Designation, including such provisions relating to dividends and mandatory and optional redemption, and the Preferred Stock shall have received a rating of BBB- or higher by each of S&P and Ba1 by Moodys.

         (k) All consents, approvals and agreements necessary or, in the judgment of the Lenders, the Administrative Agent or Cravath, Swaine & Moore, counsel for the Administrative Agent, advisable for consummation of the Transactions shall have been obtained and shall be in full force and effect. In the reasonable judgment of the Lenders and the Administrative Agent, there shall not be any action, suit, litigation or similar proceeding at law or in equity or by or before any court or Governmental Authority pending (i) that would be materially inconsistent with the assumptions underlying the projections regarding the Borrower and the Subsidiaries heretofore furnished to the Lenders or (ii) that would reasonably be expected to have a materially adverse effect on (A) the business, assets, operations or condition, financial or otherwise, prospects, or material contracts of the Borrower or any Subsidiary, (B) the ability of the Borrower to consummate the Transactions or (C) the validity or enforceability of any of the Loan Documents or the rights, remedies and benefits available to the Administrative Agent or any Lender under the Loan Documents.

         (l) No judgment, order or decree shall be outstanding, and no action shall have been taken by any Governmental Authority, that, in the reasonable judgment of the Lenders, the Administrative Agent or Cravath, Swaine & Moore, counsel for the Administrative Agent, has or is likely to have the effect of restraining, preventing or imposing burdensome conditions upon any of the Transactions.


         (m) The Borrower shall have delivered to the Administrative Agent a letter dated the Closing Date setting forth in reasonable detail the estimated fees and expenses to be paid by the Borrower in connection with the Transactions and the Lenders shall have been reasonably satisfied with the aggregate amount of such fees and expenses.

         (n) The Common Stock Offering shall have been completed on terms reasonably satisfactory to Chase, and the Borrower shall have received net cash proceeds from the Common Stock Offering of at least $50,000,000.

         (o) Up to $38,000,000 drawn under the Loans shall be used to repay in full all amounts outstanding under the Existing Credit Agreement, and all commitments to lend under the Existing Credit Agreement shall be permanently terminated.

         (p) The Lenders shall have received a reasonably satisfactory Pro Forma Consolidated Balance Sheet of the Borrower after giving effect to the Common Stock Offering and the other transactions contemplated hereby, and the Lenders shall be reasonably satisfied that such balance sheet is not inconsistent with the projections heretofore or hereafter furnished to the Lenders.

         (q) Each Insurance Subsidiary shall be rated A- or better by A.M. Best Company, Inc.

         (r) The Administrative Agent shall have received (i) the consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries (A) as of and for the fiscal years ended December 31, 1995, and December 31, 1996, prepared in accordance with GAAP and audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (B) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 1997, prepared in accordance with GAAP and certified by its chief financial officer and (ii) the Annual Statement of each of the Insurance Subsidiaries for the year ended December 31, 1996, and the Quarterly Statement of each of the Insurance Subsidiaries for the fiscal quarter ended March 31, 1997 in each case prepared in accordance with SAP and filed with such Insurance Subsidiary's Applicable Insurance Regulatory Authority.

         (s) The Guarantee Agreement shall have been duly executed by Holdings and Chase, as representative for the Lenders.

         (t) The Assignment Agreement shall have been duly executed by the Borrower, Holdings and Chase, as representative for the Lenders, and consented to by Integrity and National Integrity.

         Notwithstanding the satisfaction of the Lenders with respect to any matters set forth in this Section 4.02, the Lenders shall at all times be deemed to have relied on the representations and warranties set forth in this Agreement and the other Loan Documents.


ARTICLE V. AFFIRMATIVE COVENANTS

    The Borrower covenants and agrees with each Lender that so long as (a) the principal of or interest on any Loan shall remain unpaid, (b) any Lender shall have any Commitment hereunder or (c) any Fees, expenses or other amounts payable under any Loan Document (if due and payable on the first date that the principal of and interest on all Loans have been paid in full and the Commitments have been terminated) shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its respective Subsidiaries to:

    SECTION 5.01. EXISTENCE; BUSINESSES AND PROPERTIES. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 and with respect to any Material Subsidiary.

    (b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; PROVIDED, HOWEVER, that neither the Borrower, nor any of its Subsidiaries shall be required to preserve any rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and tradenames if the applicable Board of Directors of the Borrower or any of its Subsidiaries shall determine the preservation thereof is no longer desirable in the conduct of the Insurance Business or the Financial Services Business, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary or the Lenders; maintain and operate such business in a manner consistent with the manner permitted under
Section 6.08; (ii) comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iii) at all times maintain and preserve all property material to the conduct of such business and keep such property in normal working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

    SECTION 5.02. INSURANCE. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies engaged in the same or similar businesses and owning properties of similar type, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

    SECTION 5.03. OBLIGATIONS AND TAXES. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; PROVIDED, HOWEVER, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto.

    SECTION 5.04. FINANCIAL STATEMENTS, REPORTS, ETC. In the case of the Borrower, furnish to the Administrative Agent:

         (a) within 90 days after the end of each fiscal year, (i) its unconsolidated and consolidated balance sheets and related statements of earnings and cash flow, showing the financial condition of the Borrower or the Borrower and the consolidated Subsidiaries, as the case may be, as of the close of such fiscal year and the results of its operations or of its operations and the operations of such Subsidiaries during such year, as the case may be, all audited by and accompanied by an opinion of Ernst & Young or other independent public accountants of recognized national standing to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower or of the Borrower and the consolidated Subsidiaries on a consolidated basis, as the case may be, in accordance with GAAP consistently applied, (ii) a certificate of Ernst & Young or such other accounting firm opining on or certifying such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations), (A) certifying that in the course of the regular audit of the business of the Borrower or the Borrower and its consolidated Subsidiaries, as the case may be, such accounting firm has obtained no knowledge that an Event of Default or Default has occurred and is continuing or, if in the opinion of such accounting firm an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.12 through 6.17 and (iii) its consolidating schedules relating to the balance sheets and related statements of earnings delivered pursuant to clause (i) above, certified by a Responsible Officer of the Borrower;

         (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) its unconsolidated and consolidated balance sheets, related statements of earnings and cash flow, and related consolidating schedules (other than with respect to cash flow) showing the financial condition of the Borrower or of the Borrower and the consolidated Subsidiaries, as the case may be, as of the close of such fiscal quarter and the results of its operations or its operations and the operations of such Subsidiaries, as the case may be, during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified by one of its Responsible Officers as fairly presenting the financial condition and results of operations of the Borrower or the Borrower and the consolidated Subsidiaries on a consolidated basis, as the case may be, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (ii) a certificate of a Responsible Officer opining on or certifying such statements, (A) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.12 through 6.16 (and stating that such computations have been reviewed by such accounting firm referred to in clause (a)(i) above);

         (c) as soon as available and in any event within 90 days after the end of each fiscal year, (i) the Statement of Actuarial Opinion of each Insurance Subsidiary for such fiscal year and as filed with the Applicable Insurance Regulatory Authority and (ii) the Annual Statement of each Insurance Subsidiary for such fiscal year and as filed with the Applicable Insurance Regulatory Authority, together with, in the case of the statements delivered pursuant to clause (ii) above, a certificate of a Responsible Officer of such Insurance Subsidiary or a Responsible Officer of the Borrower, as the case may be, to the effect that such statements present fairly the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary in accordance with SAP;

         (d) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the Quarterly Statement of each Insurance Subsidiary for such fiscal quarter and as filed with the Applicable Insurance Regulatory Authority, certified by a Responsible Officer of the Borrower as fairly presenting the statutory assets, liabilities, capital and surplus, results of operations and cash flows of such Insurance Subsidiary;

         (e) upon the request of the Required Lenders at any time that a Default has occurred and is continuing, but not more often than once in any fiscal year, an actuarial value report regarding actuarial valuations of Surplus and in force business of each Insurance Subsidiary, prepared by any independent actuarial or accounting firm of nationally recognized standing acceptable to the Required Lenders;

         (f) promptly after delivery to an Insurance Subsidiary, final copies of all regular and periodic reports of reviews or examinations of such Insurance Subsidiary, delivered to such Insurance Subsidiary by the Applicable Insurance Regulatory Authority;

         (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

         (h) upon the request of the Administrative Agent, a summary of the Reinsurance Agreements of the Insurance Subsidiaries as in effect on the date of such request, such summary to be substantially in the form of Exhibit G, and copies of any Reinsurance Agreement of any Insurance Subsidiary; and

         (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request (it being understood that any non-public information provided hereunder shall be kept confidential in accordance with sound banking practices and in any event subject to Section 9.04(g)).

    SECTION 5.05. LITIGATION AND OTHER NOTICES. Furnish to the Administrative Agent prompt written notice of the following:

         (a) any Event of Default or Default continuing on the date of such notice, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

         (b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

         (c) any development that has resulted, in the Borrower's reasonable judgment, in a Material Adverse Effect.

    SECTION 5.06. EMPLOYEE BENEFITS. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $2,000,000 a statement of a Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any such Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any such Plan, (iii) within 15 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Responsible Officer of the Borrower setting forth details as to such failure and the action the Borrower or its ERISA Affiliates propose to take with respect thereto, together with a copy of such notice given to the PBGC and
(iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA.

    SECTION 5.07. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. Maintain all financial records in accordance with GAAP and, with respect to any Insurance Subsidiary, SAP, and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary from time to time upon reasonable notice, at reasonable times, during normal business hours and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

    SECTION 5.08. USE OF PROCEEDS. Use the proceeds of the Loans only for the purposes set forth in the preamble to this Agreement; PROVIDED, HOWEVER, that no proceeds of the Loans shall be used in violation of the Investment Company Act of 1940.

    SECTION 5.09. FISCAL YEAR. Cause its fiscal year to end on December 31 of each year.

    SECTION 5.10. ADDITIONAL SECURITY. Promptly upon the direct acquisition of the capital stock of any United States Subsidiary by the Borrower or Holdings (including any capital stock acquired in connection with the creation of any subsidiary of the Borrower or Holdings), amend the applicable Pledge Agreement to include such stock as Pledged Securities thereunder and take all actions necessary in order to perfect the validity and first priority of the security interest of the Lenders in such stock, except to the extent that such amendment or any such action is prohibited by any law, rule or regulation of any Governmental Authority, including any Applicable Insurance Regulatory Authority; and promptly upon the direct acquisition of the capital stock of any other Material Subsidiary by the Borrower or Holdings (including any capital stock acquired in connection with the creation of any subsidiary of the Borrower or Holdings), negotiate in good faith with the Lenders to provide such additional security in respect of the stock of such subsidiary; PROVIDED,

HOWEVER, that neither the Borrower nor Holdings shall be required hereunder or under any of the Security Documents to pledge shares possessing more than 65% of the voting power of all classes of capital stock entitled to vote of any subsidiary that is a controlled foreign corporation (as defined in Section 957(a) and (b) (or any successor provisions) of the Code) or of any subsidiary that acts solely or principally as a holding company (directly or indirectly) for the stock of one or more controlled foreign corporations and that shares of only one such corporation in a corporate chain shall be required to be pledged and, in any event, no pledge of the shares of capital stock of any subsidiary shall be required or effective to the extent that such pledge would trigger an increase in income of a United States shareholder of the pledgor of such stock pursuant to Section 951 (or a successor provision) of the Code.

    SECTION 5.11. FURTHER ASSURANCES. Execute any and all further documents, financing statements, agreements and instruments, and take all further actions (including (i) filing Uniform Commercial Code financing statements that may be required under applicable law or which the Required Lenders or the Administrative Agent may reasonably request and (ii) delivering any securities to be subject to the Pledge Agreement), in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.


ARTICLE VI. NEGATIVE COVENANTS

    The Borrower covenants and agrees with each Lender that, so long as (a) the principal of or interest on any Loan shall remain unpaid, (b) any Lender shall have any Commitment hereunder or (c) any Fees, expenses or other amounts payable under any Loan Document (if due and payable on the first date that the principal of and interest on all Loans have been paid in full and the Commitments have been terminated) shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not and will not permit the Subsidiaries to:

    SECTION 6.01. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, except:

         (a) Indebtedness for borrowed money that is secured by Liens on or is otherwise with recourse to the property or assets of the Borrower or any Subsidiary to the extent that such Indebtedness is existing on the date hereof and is set forth on Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness;

         (b) Indebtedness of the Borrower that is not secured by Liens on and is otherwise without recourse to the property or assets (whether now owned or hereafter acquired) of the Borrower or any Subsidiary;

         (c) Intercompany Loans, provided that (i) the repayment obligations in respect of such Intercompany Loans to the Borrower are subordinated, on terms no less favorable to the Lenders than those set forth on Exhibit H, to the prior payment in full in cash of the Obligations, (ii) no case, proceeding or other action of the type referred to in paragraph (g) of
    Article VII at any time has been commenced against any of the borrowers of such Intercompany Loans and (iii) no Applicable Insurance Regulatory Authority at any time has issued any order of the type referred to in paragraph (o) of Article VII against any such borrowers;

         (d) Indebtedness consisting of the Borrowings hereunder and the Guarantee Agreement;

         (e) in the case of the Borrower, Permitted Swaps;

         (f) in the case of the Insurance Subsidiaries, Rate Protection Agreements;

         (g) Indebtedness of the Borrower pursuant to repurchase agreements with any Lender;

         (h) Indebtedness of the Borrower incurred or assumed in connection with permitted Capital Expenditures;

         (i) Indebtedness of the Borrower incurred in connection with the acquisition of any capital stock or assets permitted by Section 6.05(c), provided that the repayment obligations in respect of such Indebtedness are subordinated, on terms no less favorable to the Lenders than those set forth on Exhibit H, to the prior payment in full in cash of the Obligations;

         (j) obligations of the Borrower and/or the Subsidiaries as account parties in respect of letters of credit and bankers' acceptances and Guarantees of the Indebtedness of or by the Borrower and the Subsidiaries in an aggregate principal amount in respect of this clause (j) not in excess of $2,000,000 at any time outstanding, $1,600,000 of which may be secured as permitted in Section 6.02(1);

         (k) additional Indebtedness in an aggregate principal amount not exceeding at any time $10,000,000; and

         (l) Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not exceeding at any time $12,000,000 owed to reinsurers, the proceeds of which are used to finance the payment of commissions to agents that sell insurance products on behalf of the Subsidiaries.

The Borrower and the Lenders agree to negotiate in good faith to amend paragraph
(f) of this Section 6.01 in the event that any change in law, rule or regulation of any Governmental Authority, including any Applicable Insurance Regulatory Authority, shall prohibit the Insurance Subsidiaries from entering into Rate Protection Agreements.

    SECTION 6.02. LIENS. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or any Subsidiary or on any income or revenues or rights in respect of any thereof, except:

         (a) Liens on property or assets of the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; PROVIDED, HOWEVER, that such Liens shall secure only those obligations that they secure on the date hereof and refinancings of such obligations;

         (b) any Lien existing on any property or asset (including any such property or asset acquired in connection with Capital Expenditures) prior to the acquisition thereof by the Borrower or any Subsidiary; PROVIDED, HOWEVER, that (i) such Lien shall not be created in contemplation of or in connection with such acquisition and (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary;

         (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

         (d) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

         (e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

         (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

         (h) purchase options, calls and similar rights of third-parties with respect to securities that constitute Invested Assets;

         (i) Liens on the assets of any Insurance Subsidiary or of SBM Certificate Company securing obligations of such Insurance Subsidiary or SBM Certificate Company, respectively, in respect of Rate Protection Agreements;


         (j) Liens created under the Security Documents and Liens securing Indebtedness referred to in paragraphs (a), (g) and (h) of Section 6.01; PROVIDED HOWEVER, that in the case of Liens securing Indebtedness referred to in paragraph (g) or (h) of Section 6.01, such Liens shall only exist on the asset acquired to which such Indebtedness relates;

         (k) additional Liens securing Indebtedness permitted to be incurred by
    Section 6.01(k), PROVIDED that such Liens shall apply only to properties and assets, if any, of which the purchase, construction, maintenance or development shall be (or shall have been) financed (or refinanced, replaced or refunded) with, or which shall be (or shall have been) the subject of any lease-financing (including any sale-and-leaseback) transaction constituting or involving (or refinanced, replaced or refunded with), Indebtedness incurred pursuant to subparagraph (k) of Section 6.01; and

         (l) Liens on assets the aggregate fair market value of which does not exceed $1,600,000, in connection with a letter of credit issued by The First National Bank of Chicago.

    SECTION 6.03. SALE AND LEASE-BACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; PROVIDED, HOWEVER, that the Borrower or any of the Subsidiaries may enter into any transaction otherwise prohibited under this Section 6.03 if (a) the applicable lease pertains to property acquired after the Closing Date and (b) such transaction is not prohibited by the provisions of Section 6.01.

    SECTION 6.04. INVESTMENTS, LOANS AND ADVANCES. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

         (a) investments by the Borrower and the Subsidiaries existing on the date hereof in the capital stock of the Subsidiaries and, subject to
    Section 6.05(c), investments by the Borrower and the Subsidiaries in any other Subsidiaries;

         (b) cash and Cash Equivalents;

         (c) permitted Capital Expenditures; and

         (d) investments by the Borrower or any Subsidiary in Invested Assets;
    and

         (e) investments consisting of loans to ARM Capital Advisors Holdings, LLC in connection with the purchase of ARM Capital Advisors, LLC and the provision of working capital loans to ARM Capital Advisors, LLC, in an aggregate amount for all such loans not in excess of $4,000,000 at any time outstanding.

    SECTION 6.05. MERGERS, CONSOLIDATIONS, SALES OF ASSETS AND ACQUISITIONS.
(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that if, at the time thereof and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, (i) any wholly owned Subsidiary other than an Insurance Subsidiary may merge into the Borrower so long as the Borrower is the surviving corporation, (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary other than Holdings so long as the surviving entity is a wholly owned Subsidiary and no Person other than the Borrower or a wholly owned Subsidiary receives any consideration and
(iii) subject to Section 6.08, any Subsidiary other than Holdings may merge with any other Person that is principally engaged in the Insurance Business or the Financial Services Business, provided that such Subsidiary is the surviving entity.

    (b) Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (whether now owned or hereafter acquired), unless immediately after giving effect to such sale, transfer or lease (i) no Event of Default or Default shall have occurred and be continuing and (ii) the aggregate Net Proceeds of all such sales, transfers, leases and dispositions since the Closing Date (other than such sales, transfers, leases and dispositions permitted pursuant to the immediately following sentence) does not exceed 15% of the Total Assets as of the date of such asset sale. Notwithstanding the foregoing, the Borrower and any Subsidiary may (i) sell, transfer, lease or otherwise dispose of assets (including Invested Assets) in the ordinary course of business, (ii) sell, transfer, lease or otherwise dispose of assets to the Borrower or a Subsidiary, PROVIDED that if such seller, transferor or lessor is an Insurance Subsidiary, such assets shall be sold or leased at fair market value, (iii) sell, transfer, lease or otherwise dispose of assets that are replaced within six months of the date of sale with assets that are either (A) comparable to and used in the same business as the assets sold or
(B) comparable to the assets sold and used in another business in which the Borrower and the Subsidiaries are permitted to engage pursuant to Section 6.08,
(iv) sell or dispose of in the ordinary course of business property that is obsolete or no longer useful in any of its business and that is (A) of DE MINIMIS value or (B) in the case of any property the value of which exceeds $500,000, determined in good faith by the Board of Directors of the Borrower or such Subsidiary, as the case may be, to be obsolete or no longer useful and
(v) sell, transfer, lease or otherwise dispose of substantially all of the assets of ARM Capital Advisors, Inc. in connection with the sale by Borrower of an 80% membership interest in ARM Capital Advisors, LLC ("New ARMCA") to ARM Capital Advisors Holdings, LLC ("ARMCA Holdings") and shall transfer, convey or otherwise dispose of an 80% membership interest in New ARMCA to ARMCA Holdings. To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any asset, or any asset or membership interest is sold as permitted by this Section 6.05, such asset or membership interest shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take such actions as the Administrative Agent reasonably deems appropriate at the expense of the Borrower in connection therewith.

    (c) Purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the capital stock or assets of any other Person, except that if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may, subject to the provisions of Sections 6.08, acquire all or a substantial part of the capital stock or assets of any Person that is principally engaged in the Insurance Business or the Financial Services Business, provided that, (i) in the case of an acquisition of assets, such assets are of the type used in the Insurance Business or the Financial Services Business of such Person and (ii) in the case of an acquisition of capital stock by the Borrower, such capital stock is, if required by Section 5.10, pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Pledge Agreement.

    SECTION 6.06. DIVIDENDS AND DISTRIBUTIONS. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; PROVIDED, HOWEVER, that (a) any Subsidiary may declare and pay dividends or make other distributions to the Borrower or any other Subsidiary; (b) so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, (i) the Borrower may declare and pay dividends with respect to the Preferred Stock as provided in the Certificate of Designation and (ii) the Borrower may declare and pay cash dividends on, and may make redemptions and repurchases of, any of its capital stock other than the Preferred Stock so long as the amounts paid in any fiscal year in connection with such dividends, redemptions and repurchases do not exceed the greater of (A) one-third of the Borrower's Net Income in respect of the immediately preceding fiscal year and
(B) $3,000,000; and (c) the Borrower may directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of its Class A Common Stock in accordance with the terms of the Stock Option Plan.

    SECTION 6.07. TRANSACTIONS WITH AFFILIATES. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions no less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
(b) the Borrower and the Subsidiaries may perform their respective obligations under the Administrative Services Agreements, the Employment Agreements, any employment agreement with an executive of the Borrower and the Stock Option Plan, (c) the Borrower may perform its obligations under the Underwriting Agreement, (d) the Borrower and the Subsidiaries may engage in the Transactions and in any other transaction with each other that is not otherwise prohibited under this Agreement and in any transaction with an Affiliate otherwise permitted pursuant to this Agreement, (e) the Borrower may engage in the Transactions contemplated by clause (v) of Section 6.05(b) and (f) the Borrower and the Subsidiaries may pay fees to Morgan Stanley
Group Inc., Morgan Stanley, Dean Witter, Discover & Co. and their Affiliates for financial and consulting services (including any underwriting discounts and commissions, placement agent fees and fees for asset management and financial advisory services performed in the ordinary course of business of Morgan Stanley Group Inc., Morgan Stanley, Dean Witter, Discover & Co. or any of their Affiliates), provided that the amount of any such fees shall not exceed the usual and customary fees of Morgan Stanley Group, Inc. or such Affiliate, as the case may be, for similar services rendered to third parties.

    SECTION 6.08. BUSINESS OF THE BORROWER AND THE SUBSIDIARIES. (a) In the case of the Borrower and the Subsidiaries, other than Holdings, engage at any time in any business or business activity other than (i) the Insurance Business and the Financial Services Business (including the acquisition of such businesses to the extent not otherwise prohibited by this Agreement),
(ii) activities in connection with the consummation of the Transactions and
(iii) the ownership or acquisition of the capital stock of, or the creation of (in the form of new Subsidiaries), entities engaged in the Insurance Business or the Financial Services Business.

    (b) In the case of Holdings, engage at any time in any business or business activity other than (i) the ownership or acquisition of the capital stock of, or the creation of (in the form of new Subsidiaries), entities engaged in the Insurance Business or the Financial Services Business and (ii) activities in connection with the consummation of the Transactions.

    SECTION 6.09. DEBT PAYMENTS. Directly or indirectly make any optional payment, prepayment, redemption, retirement or defeasance, whether in cash, property, securities or a combination thereof, on account of the principal amount of any Indebtedness (other than the Obligations) of the Borrower or any Subsidiary, except for (a) payments of insurance claims in the ordinary course of the Insurance Business and (b) prepayments of any Intercompany Loan other than a Designated Intercompany Loan.

    SECTION 6.10. AMENDMENTS AND ASSIGNMENTS. (a) Permit any amendment or modification to be made to, or any waiver of its rights (but not its obligations) under the Stockholders Agreement, the SPA Guaranty Agreement, the Certificate of Designation, either Employment Agreement or any Administrative Services Agreement, other than any amendment, modification or waiver (i) that could not reasonably be expected to materially adversely affect the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole and (ii) that could not reasonably be expected to adversely affect the interests of the Lenders, including in the case of the Certificate of Designation, by any increase in any dividend to accrue in any period with respect to the Preferred Stock and the making of any other change that would not materially increase the Borrower's obligations thereunder and/or by replacing the terms of the Stock Option Plan contained in Exhibit B thereto with any Stock Option Plan as in effect from time to time in accordance with the definition of the term "Stock Option Plan". Notwithstanding the foregoing and so long as no Default or Event of Default has occurred and is continuing or shall occur as a result thereof, the Borrower shall be permitted to amend or modify, or waive any provisions under, the Stockholders Agreement or either Employment Agreement.

    (b) Permit any assignment of the SPA Guaranty Agreement to any Person without the consent of the Required Lenders.

    SECTION 6.11. TOTAL FUNDED INDEBTEDNESS TO TOTAL CAPITAL RATIO. Permit the ratio of Total Funded Indebtedness to Total Capital at the end of any fiscal quarter of the Borrower to exceed 0.30 to 1.00.


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                                                                             33

    SECTION 6.12. INTEREST COVERAGE RATIO. Permit the ratio of EBIT of the Borrower and its Subsidiaries on a consolidated basis to Interest Expense of the Borrower and its Subsidiaries on a consolidated basis to be less than 2.00 to 1.00.

    SECTION 6.13. ADJUSTED STATUTORY SURPLUS. Permit the excess of (a) Adjusted Statutory Surplus at the end of any fiscal quarter of the Borrower over (b) the aggregate principal amount of all Intercompany Loans outstanding at such time to be less than $135,000,000.


    SECTION 6.14. RISK-BASED CAPITAL RATIO. Permit (a) the ratio of Total Adjusted Capital to Risk-Based Capital at the end of any fiscal quarter of the Borrower to be less than 1.50 to 1.00 or (b) the ratio of Total Adjusted Capital to the Authorized Control Level Risk-Based Capital at the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

    SECTION 6.15. INVESTMENT RATIOS. Permit, at any time, the sum of (a) the aggregate amount of the Non-Subsidiary Investments of the Borrower, SBM Certificate Company and ARM Securities Corp., Inc. at such time, determined on an unconsolidated basis in accordance with GAAP, and (b) the Total Admitted Assets (other than Separate Account Assets) of the Insurance Subsidiaries (taken as a whole) at such time, determined on a consolidated basis, in accordance with SAP, in each case that are Non-Investment Grade Investments, to exceed the sum of (i) 10% of the aggregate amount of Non-Subsidiary Investments of the Borrower, SBM Certificate Company and ARM Securities Corp. at such time, determined on an unconsolidated basis, in accordance with GAAP, and (ii) 10% of the aggregate amount of the Total Admitted Assets (other than Separate Account Assets) of the Insurance Subsidiaries (taken as a whole) at such time determined on a consolidated basis, in accordance with SAP.

    SECTION 6.16. SURPLUS RELIEF RATIO. Permit, at the last day of any fiscal quarter of the Borrower, the Surplus Relief Ratio of the Insurance Subsidiaries (taken together) for any period of four consecutive fiscal quarters of the Borrower to exceed 10% of the Surplus of the Insurance Subsidiaries during such period.


ARTICLE VII. EVENTS OF DEFAULT

    In case of the happening of any of the following events ("EVENTS OF
DEFAULT"):

         (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

         (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

         (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of four Business Days;

         (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05, or 5.09 or in Article VI (it being understood that if any covenant in Section 6.12, 6.13, 6.14, 6.15 or 6.16 is breached at the end of any applicable period but not as to any subsequent period, such Event of Default is no longer continuing);

         (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

         (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $5,000,000, when and as the same shall become due and payable (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument related to such Indebtedness) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

         (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
    (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or
    (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and either (x) an order or decree approving or ordering any of the foregoing shall be entered or, in the case of an Insurance Subsidiary, such proceeding or petition shall result in adjudication or an appointment of the type referred to in clause (i) or (y) such proceeding or petition shall continue undismissed for 60 days;

         (h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary,
    (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

         (i) one or more judgments for the payment of money in an aggregate amount (not covered by insurance as to which the applicable company has acknowledged coverage) in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

         (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $2,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that
    (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans;

         (k) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), (A) exceeds $500,000 or requires payments exceeding $100,000 in any year or (B) is less than $500,000 but any Withdrawal Liability payment remains unpaid 30 days after such payment is due;

         (l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $100,000;

         (m) there shall have occurred a Change in Control;

         (n) any Loan Document shall cease to be or be asserted by the Borrower or any Subsidiary not to be, in full force and effect, in accordance with its terms, or the security interest purported to be created by any Security Document shall cease to be a valid and perfected first priority security interest in the relevant collateral for any reason other than the failure of Chase, on behalf of the Lenders, to take any action that is within its control and not otherwise prohibited by applicable law, applicable regulation or the order of any court; or

         (o) any Applicable Insurance Regulatory Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of the Insurance Subsidiaries;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


ARTICLE VIII. THE ADMINISTRATIVE AGENT

    In order to expedite the transactions contemplated by this Agreement, (a) Chase is hereby appointed to act as the Administrative Agent on behalf of the Lenders and (b) Chase is hereby appointed to hold the collateral on behalf of the Lenders under, and otherwise act in the capacity set forth in, the Security Documents and to act in the capacity set forth in Article II. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or holder and to exercise the powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Chase is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, to, and shall,
(a) receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received, (b) give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which it has actual knowledge acquired in connection with its agency hereunder and (c) distribute to each Lender copies of all notices, financial statements and other materials required to be delivered by the Borrower pursuant to this Agreement as received by Chase.

    Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

    The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any Security Document unless it shall be requested in writing to do so by the Required Lenders.

    Subject to the appointment and acceptance of a successor Administrative Agent if the Administrative Agent shall have resigned as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such


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                                                                             36

successor shall succeed to and become vested with all the rights, powers, privileges and duties of such resigning Administrative Agent. Upon the resignation of an Administrative Agent, such resigning Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

    With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

    Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as a Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; PROVIDED, HOWEVER, that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.

    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


ARTICLE IX. MISCELLANEOUS

    SECTION 9.01. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

         (a) if to the Borrower, to it at 515 West Market Street, 12th Floor, Louisville, Kentucky 40202-3271, Attention of Peter Resnick (Telecopy
    No. 502-582-0903), with copies to Morgan Stanley & Co. Incorporated,
    1251 Avenue of the Americas, 28th Floor, New York, New York 10020, Attention of Frank V. Sica (Telecopy No. 212-703-7951);

         (b) if to the Administrative Agent, to The Chase Manhattan Bank at One Chase Manhattan Plaza, New York, New York 10081, Attention of Peter Platten (Telecopy No. 212-552-5231);

         (c) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

    SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated (it being understood that no representation and warranty shall be deemed to have been made on or as of any date other than the dates referred to in Section 4.01 and 4.02).


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                                                                             37

    SECTION 9.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof that, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

    SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

    (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED, HOWEVER, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or to an Eligible Assignee, the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld) and prior to giving such consent the Administrative Agent shall consult with the Borrower, (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations in connection with its Commitment, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, if less, the then-remaining Commitment of the assigning Lender) and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $2,500,000 or shall be zero, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and shall be deemed to be a Lender under this Agreement and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.05, as well as to any Fees accrued for its account and not yet paid).

    (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

    (d) Chase shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any change in the Register from time to time shall be deemed an amendment to Schedule 2.01. The Register shall be available for inspection by the Borrower, the Administrative Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower, the Administrative Agent and the Lenders.

    (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 to the same extent as if they were Lenders; PROVIDED, HOWEVER, that the Borrower shall not be required to reimburse any participating bank pursuant to Section 2.12, Section 2.14 or
Section 2.18 for any amount in excess of the amount payable to the Lender assigning such participation had such participation not been sold, (iv) the voting rights of participating banks or other entities shall be limited to matters in respect of (A) increases in commitments, (B) changes of principal, interest or fees, (C) extensions of final maturity and (D) certain releases of collateral and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, changing or extending the Commitments, releasing any collateral from the Lien created by any Security Document or releasing any guarantor of the Obligations).

    (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; PROVIDED, HOWEVER, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement (in form and substance reasonably satisfactory to the Borrower) whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

    (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank in accordance with Regulation A of the Board; PROVIDED, HOWEVER, that no such assignment shall release a Lender from any of its obligations hereunder.

    (i) The Borrower shall not assign or delegate any of its rights or duties hereunder.

    SECTION 9.05. EXPENSES; INDEMNITY. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents (including with respect to any due diligence performed in connection therewith) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including, but not limited to, the reasonable fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent.

    (b) The Borrower agrees to indemnify the Administrative Agent, each Lender and each of their respective directors, officers, employees and agents (each such Person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; PROVIDED, HOWEVER, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

    (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

    SECTION 9.06. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

    SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

    SECTION 9.08. WAIVERS; AMENDMENT. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

    (b) Neither this Agreement nor the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; PROVIDED, HOWEVER, that no such agreement shall (i)(A) decrease (or waive or excuse the payment of) the principal amount of any Loan due to any Lender on the Maturity Date, (B) extend the Maturity Date or (C) extend the date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, made by any Lender or (D) decrease the rate of interest on any Loan made by any Lender, in each case, without the prior written consent of each Lender (excluding from the coverage of this clause (i) interest payable pursuant to Section 2.07 as a result of a default in the prepayment of the principal amount of any Loan for which the Borrower has delivered a notice pursuant to Section 2.11(a), the waiver of which shall be effective upon the consent of the Required Lenders), (ii) increase or extend the Commitment of any Lender past the Maturity Date or decrease the Commitment Fees of any Lender, in each case without the prior written consent of each Lender, (iii) amend or modify the provisions of Section 2.15, the provisions of this Section 9.08(b) or the definition of the term "Required Lenders" (or any other provision hereof specifying the number of Lenders required to take any action hereunder) without the prior written consent of each Lender, (iv) release any of the collateral from the Lien created by any Security Document without the prior written consent of each Lender, except as provided in Section 6.05 hereof, Sections 2.04 and
5.15 of the Pledge Agreement and Sections 4 and 8 of the Assignment Agreement,
(v) waive any of the provisions of Section 4.02 without the prior written consent of each Lender or (vi) release any guarantor without the prior consent of each Lender; PROVIDED FURTHER, HOWEVER, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

    SECTION 9.09. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "CHARGES"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "MAXIMUM RATE") that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on the Loans of such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

    SECTION 9.10. ENTIRE AGREEMENT. This Agreement, the other Loan Documents and the Fee Letter referred to in Section 2.05(c) constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

    SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

    SECTION 9.12. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

    SECTION 9.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

    SECTION 9.14. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

    SECTION 9.15. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

    (b) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

    (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

    IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                  ARM FINANCIAL GROUP, INC.,

                                    by
                                       /s/: Martin H. Ruby
                                       -------------------
                                       Name:     Martin H. Ruby
                                       Title:    Co-Chairman of the Board and
                                                 Co-Chief Executive Officer

                                    by
                                       /s/: John Franco
                                       ----------------
                                       Name:     John Franco
                                       Title:    Co-Chairman of the Board and
                                                 Co-Chief Executive Officer


                                  THE CHASE MANHATTAN BANK, individually,
                                  and as Administrative Agent,

                                    by
                                       /s/: Peter Platten
                                       ------------------
                                       Name:     Peter Platten
                                       Title:    Vice President


                                  BANK OF TOKYO-MITSUBISHI TRUST COMPANY,

                                    by
                                       /s/: Douglas J. Weir
                                       --------------------
                                       Name:     Douglas J. Weir
                                       Title:    Vice President


                                  DEUTSCHE BANK AG, NEW YORK AND/OR
                                  CAYMAN ISLANDS BRANCHES,

                                    by
                                       /s/: Louis Caltavuturo
                                       ----------------------
                                       Name:     Louis Caltavuturo
                                       Title:    Vice President



                                  DEUTSCHE BANK AG, NEW YORK AND/OR
                                  CAYMAN ISLANDS BRANCHES,

                                    by
                                       /s/: John S. McGill
                                       -------------------
                                       Name:     John S. McGill
                                       Title:    Vice President

                                  DRESDNER BANK AG, NEW YORK BRANCH
                                  AND GRAND CAYMAN BRANCH,

                                    by
                                       /s/: John W. Sweeney
                                       --------------------
                                       Name:     John W. Sweeney
                                       Title:    Assistant Vice President


                                  DRESDNER BANK AG, NEW YORK BRANCH
                                  AND GRAND CAYMAN BRANCH,

                                    by
                                       /s/: Brigitte Sacin
                                       -------------------
                                       Name:     Brigitte Sacin
                                       Title:    Assistant Treasurer


                                  THE FIRST NATIONAL BANK OF CHICAGO,

                                    by
                                       /s/: Joseph M. Manzella
                                       -----------------------
                                       Name:     Joseph M. Manzella
                                       Title:    Assistant Vice President


                                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA,

                                    by
                                       /s/: Gail M. Golightly
                                       ----------------------
                                       Name:     Gail M. Golightly
                                       Title:    Senior Vice President


                                  PNC BANK, KENTUCKY, INC.

                                    by
                                       /s/: Mark F. Wheeler
                                       --------------------
                                       Name:     Mark F. Wheeler
                                       Title:    Sr. Vice President


                                  SUNTRUST BANK, CENTRAL FLORIDA,
                                  NATIONAL ASSOCIATION,

                                    by
                                       /s/: Harold P. Bitler
                                       ---------------------
                                       Name:     Harold P. Bitler
                                       Title:    First Vice President